AGREEMENT AND PLAN OF REORGANIZATION


                                  By and Among



                              AEL INDUSTRIES, INC.


                                  TRACOR, INC.



                                      and



                                TRACOR AEL, INC.




                                OCTOBER 2, 1995

                               TABLE OF CONTENTS


                                                            Page

ARTICLE I PLAN OF REORGANIZATION                                 1
     1.1  The Merger                                             1
     1.2  Conversion and Cancellation of Securities              2
     1.3  Timing                                                 2

ARTICLE II     REPRESENTATIONS AND WARRANTIES                    3
     2.1  Representations and Warranties by AEL                  3
     2.2  Representations and Warranties by Buyer and Sub        24

ARTICLE III    ADDITIONAL COVENANTS                              26
     3.1  Shareholder Approval                                   26
     3.2  Conduct of AEL's Business                              27
     3.3  AEL Stock Options                                      29
     3.4  HSR Act                                                29
     3.5  Other Actions                                          29
     3.6  Inquiries and Negotiations                             30
     3.7  Notification of Certain Matters                        30
     3.8  Access to Information                                  30
     3.9  Public Announcements                                   32
     3.10 Indemnification; Director's and Officer's
          LiabilityInsurance                                     32
     3.11 Employee Benefit Plan                                  33
     3.12 Update Information                                     33
     3.13 Dissenting Shareholders                                33
     3.14 Commitment Letter                                      33

ARTICLE IV   CONDITIONS TO THE MERGER                            34
     4.1  Conditions to the Merger Relating to Buyer and Sub     34
     4.2  Conditions to the Merger Relating to AEL               36

ARTICLE V TERMINATION AND ABANDONMENT                            37
     5.1  Termination by Mutual Consent                          37
     5.2  Termination by AEL or Buyer and Sub                    37
     5.3  Termination by AEL                                     37
     5.4  Termination by Buyer and Sub                           38
     5.5  Effect of Termination                                  38
     5.6  Amendment                                              38
     5.7  Waiver                                                 39

ARTICLE VI     MISCELLANEOUS                                     39
     6.1  Notices                                                39
     6.2  Counterparts                                           40
     6.3  Headings                                               40
     6.4  No Survival of Representations or Warranties           40
     6.5  Entire Agreement                                       40
     6.6  Cooperation                                            40
     6.7  No Rights To Third Parties                             41
     6.8  No Assignment                                          41
     6.9  Governing Law                                          41
     6.10 Consent to Jurisdiction                                41

ARTICLE VII  CERTAIN DEFINITIONS                                 41

               AGREEMENT AND PLAN OF REORGANIZATION


     AGREEMENT AND PLAN OF REORGANIZATION, dated as of October 2, 1995 ("Agreement"), by and among AEL INDUSTRIES, INC., a Pennsylvania corporation ("AEL"), TRACOR, INC., a Delaware corporation ("Buyer"), and TRACOR AEL, INC., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Sub").

                                   BACKGROUND

     The respective boards of directors of Buyer and Sub and the Long Range Planning Committee of the Board of Directors of AEL (the "Long Range Planning Committee") have each approved the acquisition of AEL by Buyer through a merger of Sub with and into AEL (Sub and AEL are sometimes hereinafter referred to as the "Constituent Corporations") in accordance with the provisions of this Agreement and the Plan of Merger set forth as Exhibit A hereto (the "Plan of Merger"), in which the outstanding shares of AEL Class A Common Stock, par value $1.00 ("Class A Stock"), and AEL
Class B Common Stock, par value $1.00 ("Class B Stock"), (Class A Stock and Class B Stock collectively the "AEL Common Stock") will be converted into the right to receive cash, without interest, in the amount of $28.00 (the "Merger Price") per share.

     AEL has entered into certain other agreements each dated as of February 28, 1995 (collectively the "Other Agreements") consisting of an Agreement (the "Allocation Agreement") by and among AEL, Dr. Leon Riebman and Claire E. Riebman (collectively the "Riebmans"); a Voting Trust Agreement by and among AEL, the Riebmans and Messrs. Francis J. Dunleavy, Frederick R. Einsidler, Conrad J. Fowler and Leeam Lowin, as voting trustees; a 1995 Agreement between AEL and Dr. Leon Riebman; and a Participation Rights Agreement between AEL and Dr. Leon Riebman.

     For federal income tax purposes, all parties intend that the Merger (as hereinafter defined in Section 1.1) shall be treated as a taxable purchase by Buyer of all outstanding capital stock (and options to purchase capital stock) of AEL.

     NOW, THEREFORE, in order to set forth the terms and conditions of the Merger and the method of effecting the same, AEL, Buyer and Sub, each intending to be legally bound hereby, agree as follows.

                                    ARTICLE

                             PLAN OF REORGANIZATION

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined in Section 1.3), Sub shall be merged with and into AEL pursuant to this Agreement and the Plan of Merger and the separate corporate existence of Sub shall thereupon cease (the "Merger"). Buyer shall cause Sub to perform its obligations under the Plan of Merger. AEL shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL") and other laws of the Commonwealth of Pennsylvania, and all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL") and the BCL.

     1.2 Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Sub, AEL or any holder of any shares of capital stock of either Constituent Corporation, the shares of capital stock of each of the Constituent Corporations shall be converted, and the Merger Price shall be payable, as and to the extent set forth in the Plan of Merger. The aggregate cash amount payable for all outstanding shares of AEL Common Stock and the Cashed Options (as defined in the Plan of Merger) as a result of the Merger is herein referred to as the "Merger Consideration."

     1.3  Timing.

          (a) Shareholder Approval. AEL shall submit: (1) this Agreement, the Plan of Merger and the Merger (collectively the "Merger Transaction") and (2) the Other Agreements to its shareholders for ratification, approval and adoption at a meeting ("Shareholders Meeting") to be held as soon as practicable. The Other Agreements and the Merger Transaction shall be submitted to the AEL shareholders for ratification, approval and adoption as a single proposition (the "Proposal"). In connection with the Shareholders Meeting, AEL shall take all steps as shall be necessary for the prompt preparation and filing by AEL of a proxy statement (the "Proxy Statement"), as contemplated by Rules 14a-1 et. seq. under the Securities Exchange Act of 1934 (the "Exchange Act") with the Securities and Exchange Commission (the "SEC") and shall cause the Proxy Statement to be mailed to the holders of shares of AEL Common Stock as soon as practicable. The affirmative vote of a majority of the votes cast by the holders of shares of Class A Stock and by the holders of shares of Class B Stock, each voting as a separate class, shall be required for the ratification, approval and adoption of the Proposal at the Shareholders Meeting by the shareholders of AEL ("Shareholder Approval").

          (b) The Closing. If Shareholder Approval is obtained, and subject to the provisions of this Agreement, a closing (the "Closing") shall be held on (i) the later of (A) the second business day following the Shareholders Meeting and (B) the first business day on which the last of the conditions set forth in Article IV to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the parties hereto may agree (the "Closing Date"), at 10:00 A.M. (local time) at the offices of Duane, Morris & Heckscher, Philadelphia, Pennsylvania, or at such other time or place as the parties hereto may agree.

          (c) Effective Time. If all the conditions to the Merger set forth in Article IV shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article V, the parties hereto shall cause Articles of Merger meeting the requirements of Section 1926 of the BCL to be properly filed with the Secretary of the Commonwealth of Pennsylvania in accordance with the provisions of the BCL, and a Certificate of Merger meeting the requirements of Section 252 of the DGCL to be properly filed in accordance with the provisions of the DGCL on the Closing Date. The Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania (provided that the Certificate of Merger shall have previously been filed in accordance with the DGCL) or at such later time which the parties hereto shall have agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time"). As a result of the Merger, the Surviving Corporation shall become a wholly-owned subsidiary of Buyer at the Effective Time.

                                  ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties by AEL. AEL represents and warrants to Buyer and Buyer Sub as follows:

          (a) Organization and Qualification. AEL and each of the AEL Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. AEL and the AEL Subsidiaries taken as a whole are collectively called the "AEL Group". AEL and each AEL Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. For the purposes of this Agreement, a "Material Adverse Effect" means a material adverse effect on the business, operations or financial condition of the AEL Group. Schedule 2.1(a) hereto lists all corporations in which AEL has the voting power to elect a majority of the board of directors. Schedule 2.1(a) hereto contains a listing and summary description of any partnership or joint venture in which AEL has an interest. AEL has furnished or made available to Buyer accurate and complete copies of the Articles of Incorporation and Bylaws of AEL and each of the AEL Subsidiaries.

          (b) Capitalization. The authorized capital stock of AEL consists of (i) 20,000,000 shares of Class A Stock of which 3,629,707 shares are issued and outstanding, including 180,947 Contingent Shares (as defined in the Allocation Agreement); (ii) 440,000 shares of Class B Stock of which 407,927 shares are issued and outstanding; and
     (iii) 200,000 shares of Preferred Stock, par value $1.00, none of which are issued and outstanding. All of such issued and outstanding shares of AEL Common Stock were validly issued and are fully paid and
     nonassessable.    The outstanding shares of capital stock of each AEL
     Subsidiary that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on
     Schedule 2.1(b), (A) each AEL Subsidiary is wholly-owned of record and beneficially by AEL or another wholly-owned Subsidiary of AEL, and
     (B) the ownership interests of AEL in each such Subsidiary are owned of record and beneficially by AEL (or another Subsidiary of AEL), free and clear of any security interest, pledge, hypothecation, lien or other encumbrance of any kind. Except as set forth on Schedule 2.1(b) or in any of the schedules to this Agreement, there are no outstanding options, warrants, rights or other securities exercisable or exchangeable for any capital stock or other securities of AEL or any AEL Subsidiary, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of AEL or any AEL Subsidiary capital stock, or any agreements of any kind which may obligate AEL or any AEL Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its securities or other equity interests.

          (c) Authority Relative to Agreement. AEL has all requisite corporate power and authority to execute and deliver this Agreement and, subject only to Shareholder Approval, the requisite approval to perform its obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been approved by the Long Range Planning Committee. The execution and delivery of this Agreement by AEL and the consummation by AEL of the transactions contemplated hereby have been duly authorized by the Long Range Planning Committee and, except for Shareholder Approval, no other corporate proceedings on the part of AEL are necessary to authorize the Merger Transaction. This Agreement has been duly executed and delivered by AEL and, subject only to Shareholder Approval, this Agreement constitutes a valid and binding obligation of AEL enforceable against AEL in accordance with its terms.

          (d) Lack of Conflict With Other Agreements. The execution and delivery of this Agreement by AEL and the consummation by AEL of the Merger Transaction will not (i) conflict with any provision of the Articles of Incorporation or Bylaws, as amended, of AEL or the AEL Subsidiaries or (ii) except for the Credit Facilities (as hereinafter defined in Section 2.1(o)(1)) result in any violation of or default under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AEL or the AEL Subsidiaries, which violation, default or acceleration would
     (i) have a Material Adverse Effect on the ability of AEL to enter into and perform its obligations under this Agreement, or (ii) have a Material Adverse Effect.

          (e) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be obtained or made by AEL or the AEL Subsidiaries in connection with the execution and delivery of this Agreement by AEL or the consummation by AEL of the Merger Transaction, except for (i) filings pursuant to
     Section 14 of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, (ii) the filing of a premerger notification and the expiration or early termination of the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and (iii) the filing of Articles of Merger with the Secretary of the Commonwealth of Pennsylvania and a Certificate of Merger with the Secretary of State of the State of Delaware.

          (f) SEC Filings. AEL has made available to Buyer and Sub accurate and complete copies of each report, schedule, registration statement and definitive proxy statement filed by AEL with the SEC with respect to all fiscal years since (and including) February 22, 1991 (together referred to as the "SEC Filings"). As of their respective dates, the SEC Filings (i) were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in the case of any SEC Filing, any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent SEC Filing. The financial statements of AEL included in the SEC Filings have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto) and fairly present the financial position of AEL as at the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of unaudited interim financial statements, to the omission of footnote information and to normal year-end audit adjustments.

          (g) Undisclosed Liabilities. Except as disclosed in the SEC Filings or in this Agreement or any Schedule hereto:

               (i) The AEL Group does not have any material liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) of a type normally reflected on a balance sheet prepared in accordance with GAAP except for liabilities and obligations (A) reflected or reserved for on the balance sheet of AEL as of February 24, 1995 (the "Balance Sheet Date"), or (B) that have arisen since the Balance Sheet Date in the ordinary course of the operation of the business and consistent with the past practice of the AEL Group (and which are disclosed on Schedule 2.1(g) hereto).

               (ii) Set forth on Schedule 2.1(g) is the current Reasonable Best Estimate (as hereinafter defined) of AEL of all program cost reserves of AEL and the AEL Subsidiaries with respect to the Material Contracts listed on Schedule 2.1(o) pursuant to which AEL or any of the AEL Subsidiaries is required to perform services, deliver products or both. "Reasonable Best Estimate" means an estimate as to which there is a reasonable basis and in no event shall it be construed as a guarantee or other assurance of a future result.

          (h) Events Subsequent to Balance Sheet Date. Except as disclosed on Schedule 2.1(h), since the date of the Balance Sheet Date, (i) there has not been any Material Adverse Effect, or any event, condition or contingency that is, in the reasonable judgment of senior management of AEL, likely to result in a Material Adverse Effect, other than any changes in the prospects of the business of AEL or any of the AEL Subsidiaries which result from developments affecting the defense industry generally, (ii) neither AEL nor any of the AEL Subsidiaries has (A) sold, transferred, leased, pledged or mortgaged any material assets, properties or rights, except in the ordinary course of operations of their respective businesses, consistent with past practices, (B) made any change in any method of accounting, or (C) made any capital expenditures or commitments for capital expenditures which exceed $100,000 in any case or $500,000 in the aggregate.

          (i) Proxy Statement. None of the information included in the Proxy Statement (as amended or supplemented) will, at the time the Proxy Statement is mailed or at the time of the meeting of AEL shareholders to which the Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made with respect to information relating to Buyer or Sub supplied by Buyer or Sub for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects, as to form and substance, with the requirements of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

          (j) Litigation and Proceedings. Except as set forth on Schedule 2.1(j), and the other schedules attached hereto, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or to the knowledge of AEL, investigations (including, without limitation, investigations by any government involving any Governmental Contract wherein a claim for improper charges was made), before or by any court or governmental authority or instrumentality or before any arbitrator pending or, to the knowledge of AEL, threatened, against AEL or any AEL Subsidiary in which the relief sought includes damages in excess of $100,000 in any individual case or $500,000 in the aggregate or that seeks injunctive relief. Except as set forth on
     Schedule 2.1(j) and to the knowledge of AEL, there are no investigations (including, without limitation, investigations by any governmental body or agent involving any Government Contract wherein a claim for improper charges was made) involving, directly or indirectly, AEL or any AEL Subsidiary. Except as set forth on
     Schedule 2.1(j), there is no unsatisfied judgment, order or decree or any outstanding injunction binding upon AEL or any of the AEL Subsidiaries.

          (k)  Employee Benefit Plans.

               (i)  Definitions.  The following terms, when used in this
          Section 2.1(k), shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                    (A) Benefit Arrangement. "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, restricted stock, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (1) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (2) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by AEL or any ERISA Affiliate, and (C) covers any employee or former employee of AEL or any ERISA Affiliate (with respect to their relationship with any such entity).

                    (B) Employee Plans. "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

                    (C) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                    (D) ERISA Affiliate. "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with AEL as defined in Section 414(b), (c), (m) or (o) of the Code.

                    (E) Multiemployer Plan. "Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, (1) which AEL or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to and (2) which covers any employee or former employee of AEL or any ERISA Affiliate (with respect to their relationship with such entities).

                    (F) PBGC. "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                    (G) Pension Plan. "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (1) which AEL or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to and (2) which covers any employee or former employee of AEL or any ERISA Affiliate (with respect to their relationship with such entities).

                    (H) Welfare Plan. "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (1) which AEL or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, and (2) which covers any employee or former employee of AEL or any ERISA Affiliate (with respect to their relationship with such entities).

               (ii) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 2.1(k) contains a complete list of Employee Plans, true and correct copies of which have been previously furnished or made available to Buyer.

               (iii)Representations. Except as set forth in Schedule 2.1(k), AEL represents and warrants as follows:

                    (A)  Pension Plans.

                         (1) No "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither AEL nor any ERISA Affiliate has failed to pay when due any "required installment," within the meaning of Section 412(m) of the Code and
                    Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan. Neither AEL nor any ERISA Affiliate is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) or 4068 of ERISA, whichever may apply, with respect to any Pension Plan. All "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA, are fully funded as of the Closing Date with respect to each Pension Plan on a termination basis with an assumed interest rate of 6%.

                         (2)  Neither AEL nor any ERISA Affiliate is
                    required to provide security to a Pension Plan under
                    Section 401(a)(29) of the Code.

                         (3) Except as otherwise disclosed in Schedule 2.1(k), each Pension Plan and each related trust agreement, annuity contract or other funding instrument is qualified and tax exempt under the provisions of the Code Sections 401(a) and 501(a), and each has been so determined by the Internal Revenue Service, or application for such determination has been made and is currently pending.

                         (4) Each Pension Plan, related trust agreement, annuity contract or other funding instrument is in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Pension Plan, including without limitation ERISA and the Code.

                         (5)  AEL or an ERISA Affiliate has paid all
                    premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Pension Plan which is covered by Title IV of ERISA for each plan year thereof for which such premiums are required. Neither AEL nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction which is described in Section 4069 of ERISA. There has been no unreported "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) requiring notice to the PBGC with respect to any Pension Plan. No filing has been made by AEL or any ERISA Affiliate with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. No condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan by the PBGC, or which could reasonably be expected to result in liability of AEL or any ERISA Affiliate to the PBGC with respect to any Pension Plan, other than liabilities for premium payments. Neither AEL nor any ERISA Affiliate has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which AEL or any ERISA Affiliate made contributions during the six years prior to the Closing Date.

                    (B) Multiemployer Plans . There are no Multiemployer Plans, and neither AEL nor any ERISA Affiliate has ever maintained, contributed to, or participated or agreed to participate in any Multiemployer Plan.

                    (C)  Welfare Plans.

                         (1) Each Welfare Plan is in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including without limitation ERISA and the Code.

                         (2) An estimate of the liabilities of AEL and any of its ERISA Affiliates for providing retiree life and medical benefits coverage to active and retired employees of AEL and any of its ERISA Affiliates has been made and is reflected on the appropriate balance sheet and books and records according to Statement of Financial Accounting Standards No. 106. AEL or any of the AEL Subsidiaries has the right to modify and to terminate Welfare Plans, including the right to modify or terminate Welfare Plans that provide coverage or benefits for both retired and active employees or their beneficiaries.

                         (3) Each Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in material compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

                    (D) Benefit Arrangements. Each Benefit Arrangement is in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including without limitation the Code.

                    (E) Fiduciary Duties and Prohibited Transactions. Neither AEL nor any of the AEL Subsidiaries has any liability with respect to any transaction in violation of Sections404 or 406 of ERISA or any "prohibited transaction," as defined in Section4975(c)(1) of the Code, for which no exemption exists under Section408 of ERISA or Section4975(c)(2) or (d) of the Code to which any Welfare Plan or Pension Plan is subject. To the knowledge of AEL, neither AEL nor any of its ERISA Affiliates has participated in a violation of Part 4 of TitleI, SubtitleB of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan and has no unpaid civil penalty under Section502(1) of ERISA.

                    (F) Litigation. There is no material action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending, or, to the knowledge of AEL, threatened or anticipated against AEL or any ERISA Affiliate other than routine claims for benefits.

                    (G) Unpaid Contributions. Neither AEL nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Employee Plan. AEL and all ERISA Affiliates have made all required contributions under each Employee Plan for all periods through and including the Closing Date or proper accruals have been made and are reflected on the appropriate balance sheet and books and records.

                    (H) Copies of Documentation. AEL has delivered pursuant to this Agreement a true and complete set of copies of (a) all Employee Plans and related trust agreements, annuity contracts or other funding instruments as in effect immediately prior to the Closing Date, together with all amendments thereto which shall become effective at a later date; (b) the latest Internal Revenue Service determination letter obtained with respect to any such Employee Plan qualified or exempt under Section 401 or 501 of the Code;
               (c) Forms 5500 and certified financial statements for the most recently completed three fiscal years for each Employee Plan required to file such form, together with the most recent actuarial report, if any, prepared by the Employee's Plan's enrolled actuary; (d) all summary plan descriptions for each Employee Plan required to prepare, file and distribute summary plan descriptions; (e) all summaries furnished or made available to employees, officers and directors of AEL and its ERISA Affiliates of all incentive compensation, other plans and fringe benefits for which a summary plan description is not required; (f) current registration statements on Form S-8 and amendments thereto with respect to any Employee Plan; and (g) the notifications to employees of their rights under Section 4980B of the Code.

          (l) Brokers. Except for the arrangement regarding Dillon, Read & Co. Inc. heretofore disclosed to Buyer, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger Transaction based upon arrangements made by or on behalf of AEL.

          (m)  Environmental Matters.

               (1)  Environmental Definitions.

                    (A) Environment. "Environment" means soil, land, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air and any other environmental medium;

                    (B) Environmental, Health and Safety Liabilities. "Environmental, Health and Safety Liabilities" means any loss, cost, expense, claim, demand, liability, obligation or other responsibility of whatever kind or otherwise, based upon Environmental Law relating to:

                         (1) any environmental, health or safety matters or conditions (including, but not limited to, on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                         (2) fines, penalties, judgments, awards, settle-ments, legal or administrative proceedings, damages, losses, claims, demands and response, remedial or inspection costs and expenses arising under Environmental Law;

                         (3) financial responsibility under Environmental Law for cleanup costs or corrective action, including for any removal, remedial or other response actions, and for any natural resource damages;

                         (4) any other compliance, corrective or remedial measures required under Environmental Law.

               The terms "removal", "remedial" and "response" action shall include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA");

                    (C) Environmental Law. "Environmental Law" means any provision of past or present federal, state, local or any other legally enforceable governmental law, directive, statute, ordinance, rule, regulation or standard, common law or any judgment, order, writ, notice, decree, permit, license, approval, consent or injunction, relating to any environmental, health or safety matters or conditions, Hazardous Materials (hereinafter defined), pollution or protection of the Environment, including, but not limited to, on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products, emissions, discharges, releases or threatened release of pollutants, contaminants, chemicals, or industrial, toxic, radioactive or Hazardous Materials or wastes into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, pollutants, contaminants, chemicals, or industrial, toxic, radioactive or hazardous substances or wastes;

                    (D) Facilities. "Facilities" means any real property, leaseholds or other interests owned by AEL or any AEL Subsidiary and/or any buildings, plants, structures or equipment of AEL or any AEL Subsidiary;

                    (E) Hazardous Materials. "Hazardous Materials" means and includes, but shall not be limited to, any (i)
               "hazardous substance", "pollutant" or "contaminant" (as defined in Section 101(14), (33) of CERCLA, 42 U.S.C.
               Section 9601(14), (33) or the regulations designated pursuant to Section 102 of CERCLA, 42 U.S.C. Section 9602 and found at 40 C.F.R. Part 302), including any element, compound, mixture, solution, or substance which is designated pursuant to
               Section 102 of CERCLA; (ii) all substances which are designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, 1321(b)(2)(A), as amended ("FWPCA"); (iii) any hazardous waste having the characteristics which are identified under or listed pursuant to Section 3001 of the Resource
               Conservation and Recovery Act, 42 U.S.C. Section 6901, 6921, as amended ("RCRA"); (iv) any substance containing petroleum, as that term is defined in Section 9001(8) of RCRA, 42
               U.S.C. Section 991(8) or 40 C.F.R. Part 280; (v) any toxic pollutant which is listed under Section 307(a) of the FWPCA, 33 U.S.C. Section 1317(a); (vi) any hazardous air pollutant which is listed under Section 112 of the Clean Air Act, 42 U.S.C. Sections 7401, 7412, as amended; (vii) any imminently hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to Section 7 of the Toxic Substances Control Act, 15 U.S.C. Sections 2601, 2602, as amended; (ix) waste oil and other petroleum products; (x) any asbestos, asbestos containing material or urea formaldehyde or material which contains it; or (xi) any other toxic materials, contaminants or hazardous substances or wastes pursuant to any Environmental Law;

                    (F) Release. "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the Environment;

                    (G) Threat of Release. "Threat of Release" means a substantial likelihood of a Release which, to the best of AEL's knowledge, might require action in order to prevent or mitigate damage to the Environment that might result from such Release;

               (2)  Compliance with Environmental Laws.

                    (A) Except as set forth in Schedule 2.1(m) hereto, to the knowledge of AEL (i) each of the AEL Group is, and at all times during the ten-year period prior to the date hereof has been, in material compliance with all Environmental Laws applicable to them, where any failure to so be in compliance, or during the ten-year period prior to the date hereof to have so been in compliance, would have a Material Adverse Effect, and (ii) neither AEL nor any of the AEL Subsidiaries has received, during the five-year period prior to the date hereof, any written order or notice from any federal, state, or local governmental agency administering or enforcing any Environmental Law, of any violation or failure to comply with any such Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other property now owned or previously owned or leased by the AEL Group or to which Hazardous Materials generated by the AEL Group may have been transported;

                    (B) Set forth in Schedule 2.1(m) are all the consents, licenses, permits, approvals, and certificates relating to Environmental Laws held by the AEL Group on the date hereof, which, in the reasonable judgment of senior management of AEL, constitute all of the consents, licenses, permits, approvals, and certificates required, including those required under Environmental Laws, for the AEL Group to lawfully own, operate, use, and maintain their assets and to conduct their businesses. Except as set forth in Schedule 2.1(m), to the knowledge of AEL, AEL and the AEL Subsidiaries have, at all times prior to Closing, maintained their assets and conducted their businesses in compliance in all material respects with the terms of all such consents, licenses, permits, approvals, and certificates, and all required filings and all required applications with respect to and for renewal thereof have been timely made and filed. All such consents, licenses, permits, approvals, and certificates are in full force and effect and there are no proceedings pending or, to the best knowledge of AEL, threatened that seek the revocation, cancellation, suspension, or adverse modification thereof;

                    (C) Except as set forth in Schedule 2.1(m), to the knowledge of AEL neither AEL, nor any AEL Subsidiary (nor any other Person for whose conduct they are responsible), has any material Environmental, Health and Safety Liabilities with respect to the Facilities or any other properties and assets (real, personal and mixed, tangible and intangible) in which any member of the AEL Group has or had an interest;

                    (D) Except as set forth in Schedule 2.1(m), to the knowledge of AEL neither AEL, nor any AEL Subsidiary, nor any other Person for whose conduct they are responsible, has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, imported, used or processed any toxic or Hazardous Materials except in compliance in all material respects with all applicable Environmental Laws;

                    (E) Except as set forth in Schedule 2.1(m), to the knowledge of AEL neither AEL nor any AEL Subsidiary, nor any other Person for whose conduct they are responsible, has received any notice of any material violation of any Environmental Law, or any notice of any material potential Environmental, Health and Safety Liabilities with respect to the Facilities or, to the best of AEL's knowledge, with respect to any other properties and assets (real, personal and mixed, tangible and intangible) in which AEL, or any AEL Subsidiary, has or had an interest, or with respect to any other property or facility where toxic or Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by AEL, or any AEL Subsidiary, or any other Person for whose conduct they are responsible, have been transported, treated, stored, handled, disposed, transferred, recycled or received;

                    (F) Except as set forth in Schedule 2.1(m), to the knowledge of AEL, there has been no illegal or reportable Release or Threat of Release, of any toxic or Hazardous Materials at or from the Facilities. Neither AEL, nor any AEL Subsidiary, nor any other Person for whose conduct any of them is responsible, has received any notice of any illegal or reportable release or threat of release of any toxic or hazardous materials at any other locations where any toxic or Hazardous Materials generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities, or from or by any other properties and assets (real, personal and mixed, tangible and intangible) in which AEL or any AEL Subsidiary has or had an interest, have been transported, treated, stored, handled, disposed, transferred, recycled or received, whether by AEL, any AEL Subsidiary or by any other Person for whose conduct they are responsible;

                    (G) Except as listed in Schedule 2.1(m) hereto, to the knowledge of AEL there are no Liens or any other restrictions of any nature whatsoever, resulting from any Environmental, Health or Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (real, personal and mixed, tangible and intangible) in which the AEL Group, or any them, has an interest.


          (n) Real Property. Schedule 2.1(n) lists (i) all Owned Real Property and (ii) the address of all real property now used or occupied by AEL and the AEL Subsidiaries and the name of the record owner thereof. AEL or one of the AEL Subsidiaries has good and marketable fee simple title to all Owned Real Property, subject only to any (i) Permitted Liens, (ii) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any portion of the Owned Real Property and (iii) Liens reflected on any survey or in any title report delivered to Buyer prior to the date of this Agreement. AEL has delivered or made available to Buyer correct and complete copies of the leases and subleases for the real property listed on Schedule 2.1(n) which is leased by AEL or any of the AEL Subsidiaries. Each such lease and sublease is in full force and effect and gives the lessee or sublessee thereunder the right to use and occupy the demised premises thereunder for the uses set forth therein. Neither AEL or any of the AEL Subsidiaries nor, to the knowledge of AEL, the other party or parties thereto, is in breach of any term of any such lease or sublease, except where any such breach would not have a Material Adverse Effect.

          (o)  Material Contracts.

               (1) Schedule 2.1(o) hereto lists all Material Contracts to which AEL or any AEL Subsidiary is a party. "Contracts" means any bids, quotations, proposals, contracts (including, without limitation, Government Contracts), agreements, subcontracts, work authorizations, leases, memoranda of understanding and purchase orders. For purposes of this Agreement, the term "Material Contract" means any Contract providing for (i) AEL or any of the AEL Subsidiaries to refrain from engaging in conduct which is competitive with the business of the other party to the contract in any way, (ii) the license to or from any third party of any intellectual property rights that are material to the operation of the business of AEL, (iii) the repayment of money borrowed from a third party (hereinafter referred to as the "Credit Facilities"), (iv) the sale by AEL or any of the AEL Subsidiaries of goods and services pursuant to any individual contract in an amount greater than One Million ($1,000,000) Dollars, (v) the purchase by AEL or any of the AEL Subsidiaries of goods and services pursuant to any individual contract which AEL reasonably expects will account for at least five (5) percent of its payments to suppliers during 1995, (vi) the partnership or joint venture contracts referred to in Schedule 2.1(a) hereto, (vii) each collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment, (viii) any other Contract (however named) in addition to those shown on Schedule 2.1(a) involving a sharing of profits, losses, costs, or liabilities of AEL or any of the AEL Subsidiaries with any other Person, (ix) each Contract requiring capital expenditures after the date hereof in an amount in excess of $100,000, (x) each Contract providing for payments to or by any Person or entity based on sales, purchases or profits, other than direct payments for goods, (xi) each power of attorney which is currently effective and outstanding, (xii) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by AEL or any of the AEL Subsidiaries other than in the ordinary course of business,
          (xiii) any other Contract which, in the reasonable judgment of senior management of AEL, is material to the business or operations of the AEL Group, and (xiv) each legally binding amendment, supplement, and modification in respect of any of the foregoing.

               (2) AEL has made available to Buyer an accurate and complete copy of each Material Contract except as noted on
          Schedule 2.1(o) hereto and those Material Contracts which have heretofore been filed as exhibits to the SEC Filings. Each Material Contract is on terms which AEL believes are commercially prudent taken as a whole and, with respect to items (iv) and (v) of this Section 2.1(o)(1), was contracted in all material respects in accordance with AEL's internal contracting and bidding procedures.

               (3) Except as set forth on Schedule 2.1(o), all the Contracts listed pursuant to paragraph (1) hereof (A) are in full force and effect, (B) represent the legal, valid and binding obligations of AEL or the AEL Subsidiary party thereto and are enforceable against AEL or such AEL Subsidiary in accordance with their terms, and (C) to the knowledge of AEL, represent the legal, valid and binding obligations of the other parties thereto and are enforceable against such parties in accordance with their terms. Except as set forth on Schedule 2.1(o), to the knowledge of AEL no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default under any such Contract by AEL or any AEL Subsidiary party thereto or any other party thereto or the basis for force majeure or the claim of excusable delay or nonperformance under any such Contract except where the occurrence of such event or existence of any such condition individually or in the aggregate would not have a Material Adverse Effect.

               (4) Except as set forth on Schedule 2.1(o), there are no renegotiations of, or, to the knowledge of AEL, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to AEL or any of the AEL Subsidiaries under current or completed Contracts, with any Person or entity having the contractual or statutory right to demand or require such renegotiation. Neither AEL nor any of the AEL Subsidiaries has received any written demand for such renegotiation in respect of any such Contract. Except as set forth on Schedule 2.1(o), no customer or government contract officer has asserted that any material adjustments are required to the terms of any Contracts.

               (5) Except as set forth on Schedule 2.1(o), no consent of any party to any such Contract is required in connection with the Merger, except where the failure to obtain such consent would not have a Material Adverse Effect.

          (p)  Government Contracts; Backlog.

               (1) Except as set forth on Schedule 2.1(p) or on any other Schedule to this Agreement, neither AEL nor any of the AEL Subsidiaries has received notice of any claim, suit or investigation asserting or alleging the commission of criminal acts or bribery, or other violation of applicable law (either civil or criminal), by either AEL or any of the AEL Subsidiaries with respect to any Contract between AEL or any of the AEL Subsidiaries and the United States Government or a department or agency thereof (a "Government Contract"). Neither AEL nor any of the AEL Subsidiaries has been debarred or suspended from participation in the award of contracts with the United States government or any agency or department thereof (it being understood that debarment and suspension does not include ineligibility to bid for certain contracts due to generally applicable bidding requirements). Except as set forth on
          Schedule 2.1(p), neither AEL nor any AEL Subsidiary has received written notice of any kind from the U.S. government or any agency or department thereof alleging any violation, or notifying AEL or any AEL Subsidiary of any investigation of a possible violation, of any applicable law, rule, or regulation of AEL or any of the AEL Subsidiaries or any act for which AEL or any of the AEL Subsidiaries could be debarred or suspended from contracting with any agency of any government, or prohibiting or seeking to prohibit AEL or any of the AEL Subsidiaries from conducting, or restricting or seeking to restrict AEL's or any of the AEL Subsidiaries' ability to conduct, all or any part of its business or operations or from contracting with any government. No payment has been made by AEL or any of the AEL Subsidiaries, or, to the best knowledge of AEL, by any Person acting on its or their behalf, to any Person in connection with any Government Contract in violation of applicable procurement laws or regulations or in violation of (or requiring disclosure pursuant to) the Foreign Corrupt Practices Act. Except as set forth in
          Schedule 2.1(p), the cost accounting and procurement systems maintained by AEL and the AEL Subsidiaries with respect to Government Contracts are in compliance in all material respects with all applicable United States laws and regulations.

               (2) Schedule 2.1(p) identifies the current Reasonable Best Estimate of AEL of the "cost to complete" of each Material Contract pursuant to which AEL or any of the AEL Subsidiaries is required to perform services or deliver products and AEL's current Reasonable Best Estimate of the aggregate amount of payments to be received under each such Contract. Except as set forth on Schedule 2.1(p), none of such Contracts has accrued or, in the reasonable judgment of AEL's senior management, is expected by AEL to result in any losses.

          (q)  Intellectual Property.

               (1) Schedule 2.1(q) lists each material patent, registered and unregistered trademark, service mark, trade dress, logo, trade name, copyright, mask work, and registration or application for any of the foregoing (the foregoing, together with all material know-how, trade secrets, confidential information, software, technical information, process technology, plans, drawings, and blue prints, being hereinafter collectively referred to as the "Intellectual Property"), owned by AEL or any of its Subsidiaries.

               (2) The Contracts listed on Schedule 2.1(o) include all license or sublicense agreements with respect to any Intellectual Property to which AEL or any of the AEL Subsidiaries is a party and which is material to the business and operations of the AEL Group as presently being conducted.

               (3)  Except as set forth on Schedule 2.1(q):

                    (A) AEL or one or more of the AEL Subsidiaries has good title to each item of Intellectual Property owned by it, free and clear of any Lien other than Permitted Liens;

                    (B) AEL and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission all items of Intellectual Property used in the operation of the business of AEL and its Subsidiaries, as presently conducted.

                    (C) AEL and the AEL Subsidiaries' use of the Intellectual Property and other trade rights, trade secrets, designs, plans, specifications and other proprietary rights, whether or not registered ("Proprietary Rights"), is not to the knowledge of AEL infringing upon or otherwise violating the Proprietary Rights of any third party in or to such rights;

                    (D) no claims have been asserted by any Person against AEL or any of the AEL Subsidiaries with respect to the use of any Intellectual Property or Proprietary Rights used by AEL or any of the AEL Subsidiaries challenging or questioning the validity or effectiveness of such use or any such right, license or agreement;

                    (E) to the knowledge of AEL no Person has a right to a royalty or similar payment, or has any other rights, in respect of any Intellectual Property or Proprietary Rights; and

                    (F) neither AEL nor the AEL Subsidiaries, or to the knowledge of AEL, the other party or parties thereto, is in breach of any license or sublicense with respect to any item of Intellectual Property, except where any such breach would not have a Material Adverse Effect.

          (R)  Labor Relations.

               (1) The Contracts listed on Schedule 2.1(r) include all collective bargaining agreements to which either AEL or any of the AEL Subsidiaries is a party. The Contracts listed on
          Schedule 2.1(r) also include all written employment or severance agreements to which either AEL or any of its Subsidiaries is a party with respect to any employee or former employee whose compensation or benefits during the fiscal year ended December 31, 1994 exceeded $75,000 and which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty. AEL has made available to Buyer true, correct and complete copies of each such Contract, as amended to date. Neither AEL nor any of the AEL Subsidiaries party thereto nor, to the knowledge of AEL, the other party or parties thereto, is in breach of any term of any such Contract.

               (2)  Except as set forth on Schedule  2.1(r):

                    (A) AEL and the AEL Subsidiaries have complied with the applicable laws relating to the employment of labor, including, without limitation, those relating to wages, hours, unfair labor practices, discrimination and immigration, except where such instances of noncompliance would not have a Material Adverse Effect;

                    (B) neither AEL nor any of the AEL Subsidiaries has engaged in any unfair labor practice and there are no complaints against AEL or any of the AEL Subsidiaries pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of AEL or any of the AEL Subsidiaries;

                    (C) there are no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to the knowledge of AEL, threatened with respect to the employees of AEL or any of the AEL Subsidiaries;

                    (D) other than as set forth on Schedule 2.1(r), neither AEL nor any of the AEL Subsidiaries has entered into any severance or similar arrangement in respect of any present employee of AEL or any of its Subsidiaries, that will result in any obligation (absolute or contingent) of Buyer, AEL or any of the AEL Subsidiaries to make any payment to any present employee of AEL or any of the AEL Subsidiaries following termination of employment;

                    (E) AEL and the AEL Subsidiaries have complied in all respects with all laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings (hereinafter collectively referred to as the "Employment Laws"), except where such instances of noncompliance would not have a Material Adverse Effect.

               (3) Neither AEL nor any of the AEL Subsidiaries is liable for the payment of taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the Employment Laws.

          (s) Legal Compliance. Except with respect to (1) matters set forth on Schedule 2.1(s), (2) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to
     Section 2.1(m)), (3) compliance with laws applicable to Government Contracts (as to which certain representations and warranties are made pursuant to Section 2.1(p)), and (4) compliance with Employment Laws (as to which certain representations and warranties are made pursuant to Section 2.1(r)), AEL and the AEL Subsidiaries are in compliance with all laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof) applicable thereto, except where such instances of noncompliance would not have a Material Adverse Effect.

          (t)  Taxes.  Except as otherwise disclosed in Schedule 2.1(t):

               (1) All federal, state, local, and foreign tax returns of AEL and the AEL Subsidiaries and each consolidated or affiliated group which AEL and the AEL Subsidiaries have been a part ("Tax Returns"), including those Tax Returns relating to income, employment, franchise, property, sales and use, and excise taxes, and any other taxes due from and/or withheld by or required to be withheld by AEL and the AEL Subsidiaries (collectively, "Taxes") have been duly and timely filed and are correct and complete in all material respects.

               (2) All Taxes or estimates thereof that are due have been timely paid.

               (3) None of the Tax Returns has been audited or is being audited by any taxing authority.

               (4) No assessment, audit or other proceeding by any taxing authority, court, or other governmental or regulatory authority is proposed, pending, or, to the knowledge of AEL, threatened with respect to the Taxes or Tax Returns of AEL or the AEL Subsidiaries.

               (5) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due for any taxable period.

               (6) No consent to the application of Section 341(f)(2) of the Code (or any predecessor thereof) has been made or filed by or with respect to any of AEL or the AEL Subsidiaries or any of their assets and properties.

               (7) None of the assets and properties of AEL or the AEL Subsidiaries is an asset or property that Buyer or any of its Affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

               (8) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to AEL or any of the AEL Subsidiaries or any assets thereof.

               (9) All positions taken on federal Tax Returns that could give rise to a penalty for substantial understatement pursuant to
          Section 6662 of the Code have been disclosed on such Tax Returns or there is or was substantial authority for such treatment.

               (10) Neither AEL nor any of the AEL Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code or under Section 162(m) of the Code.

               (11) None of AEL or any of the AEL Subsidiaries is a party to, is bound by, or has any obligation under any tax sharing agreement or similar agreement and no such agreement shall be entered into or amended by AEL or the AEL Subsidiaries prior to the Closing. None of AEL nor any of the AEL Subsidiaries has any liability for the Taxes of any Person (other than any of AEL and the AEL Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (12) No "excess loss account"or "deferred intercompany gain" (as such terms are described in Treasury Regulation Section 1.1502) exists for, between or with respect to AEL or any of the AEL Subsidiaries.

               (13) Except as disclosed on Schedule 2.1(a), neither AEL nor any of the AEL Subsidiaries is a partner in any partnership.

               (14) Except as disclosed on federal tax returns, neither AEL nor any of the AEL Subsidiaries has made any tax elections under Sections 108, 168, 338, 441, 472, 1017, 1033 or 4977 of the Code,
          or Treasury Regulation 1.1502.

               (15) Neither AEL nor any of the AEL Subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of any change in any accounting method. Neither AEL nor any of the AEL Subsidiaries has an application pending with any taxing authority requesting permission for a change in any accounting method.

               (16) Neither AEL nor any of the AEL Subsidiaries is a foreign person within the meaning of Section 1445(b) of the Code.

               (17) The unpaid Taxes of AEL and the AEL Subsidiaries did not, as of the most recent fiscal month end, exceed the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect the liability pursuant to FAS 109) set forth on the face of the balance sheet for the same month and do not exceed that reserve as adjusted for the passage of time through the Closing Date.

          (u) Licenses, Permits and Authorizations. Schedule 2.1(u) contains a list of all material licenses, franchises and other permits of or with any governmental, regulatory or administrative authority, whether foreign, federal, state or local, which are held by AEL or any of the AEL Subsidiaries. All such licenses, franchises and other permits are in full force and effect and there are no proceedings pending or, to the knowledge of AEL, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. Such licenses, approvals, consents, franchises and permits constitute, in the reasonable judgment of senior management of AEL, all of the material licenses, approvals, consents, franchises and permits necessary to permit AEL and the AEL Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of AEL and the AEL Subsidiaries as currently conducted. All required filings with respect to such licenses, approvals, consents, franchises, and permits have been timely made and all required applications for renewal thereof have been timely filed except as to instances wherein the failure to so timely file would not have a material adverse effect.

          (v) Books and Records. The books of account, minute books, and stock record books of AEL and the AEL Subsidiaries, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with ordinary business practices, including, but not limited to, the maintenance of a reasonable system of internal controls. The minute books of AEL and the AEL Subsidiaries contain records of all meetings held of, and corporate action taken by, the shareholders and the Board of Directors of AEL and the AEL Subsidiaries, and no meetings of such shareholders or any such Board of Directors has been held at which any significant action was taken for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of AEL and the AEL Subsidiaries.

          (w)  Insurance.

               (1) Schedule 2.1(w) contains a summary description of all policies of property, fire and casualty, product liability, workers' compensation, and all other forms of insurance held by AEL or any of the AEL Subsidiaries. True, correct and complete copies of such insurance policies have been made available to Buyer.

               (2) All policies described in paragraph (1) hereof (A) are valid, outstanding, and enforceable policies, (B) provide adequate insurance coverage for the assets and the operations of AEL and the AEL Subsidiaries for all material risks normally insured against by a Person or entity carrying on the same business as AEL and the AEL Subsidiaries, and (C) will not terminate, or lapse by reason of, the transactions contemplated by this Agreement.

               (3)  Neither AEL or any of the AEL Subsidiaries has received
          (A) any notice of cancellation of any policy described in paragraph (1) hereof or refusal of coverage thereunder (B) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (C) any other notice that such polices are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

          (x) Takeover Laws. AEL has taken the requisite corporate action to render the following provisions of Chapter 25 of the BCL inapplicable to AEL: (a) Subchapter E. - Control Transactions; (b) Subchapter F. - Business Combinations; (c) Subchapter G. - Control Share Acquisitions; (d) Subchapter H. - Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control; (e) Subchapter I. - Severance Compensation for Employees Terminated Following Certain Control Share Acquisitions; and (f) Subchapter J. - Business Combination Transactions - Labor Contracts.

     2.2 Representations and Warranties by Buyer and Sub. Buyer and Sub each represent and warrant to AEL as follows:

          (a) Organization and Qualification; Etc. Each of Buyer and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as it is now being conducted. Buyer owns beneficially and of record all the issued and outstanding capital stock of Sub.

          (b) Authority Relative to Agreements. Each of Buyer and Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and Sub and the consummation by Buyer and Sub of the Merger Transaction have been duly authorized by the Boards of Directors of Buyer and Sub and no other corporate proceedings on the part of Buyer or Sub are necessary to authorize the Merger Transaction. This Agreement has been duly executed and delivered by Buyer or Sub and this Agreement constitutes a valid and binding obligation of Buyer or Sub, as the case may be, enforceable against Buyer and Sub in accordance with its terms.

          (c) Lack of Conflicts with Other Agreements. The execution and delivery of this Agreement by Buyer and Sub and the consummation by Buyer and Sub of the Merger Transaction will not (i) conflict with any provision of the Articles of Incorporation or Bylaws of Buyer or Sub or (ii) result in any violation of or default under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or Sub, which violation, default or acceleration would have a material adverse effect on the business, operations or financial condition of Buyer or Sub.

          (d) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Buyer or Sub in connection with the execution and delivery of this Agreement by Buyer or Sub or the consummation by Buyer or Sub of the Merger Transaction, except for (i) the filing of a premerger notification and the expiration or early termination of the waiting period required by the HSR Act and (ii) the filing of Articles of Merger with the Secretary of the Commonwealth of Pennsylvania and a Certificate of Merger with the Secretary of State of the State of Delaware.

          (e) Proxy Statement and Other Information. None of the information relating to Buyer or Sub which is supplied by Buyer or Sub for inclusion in the Proxy Statement (as such information is amended or supplemented) will, at the time the Proxy Statement is mailed or at the time of the meeting of the AEL shareholders to which the Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (f) Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger Transaction based upon arrangements made by or on behalf of Buyer or Sub.

          (g) Eligibility. Buyer and Buyer Sub each satisfy the eligibility requirements for a facility security clearance as set forth on the National Industrial Security Program Operating Manual promulgated by the Department of Defense (including without limitation Sections 1 and 3 of Chapter 2 thereof) at the level currently held by AEL.

          (h) Financing. Buyer has funds available (including those to be provided to it pursuant to the Commitment Letter [as hereinafter defined in Section 4.1(n)] which are sufficient to pay the Merger Consideration and to pay all other amounts owing by AEL or Sub in connection with the Merger Transaction. Buyer will, from time to time prior to the Closing at the reasonable request of AEL, provide to AEL substantiation of the status of the financing arrangements contemplated in the Commitment Letter.

                                  ARTICLE III

                              ADDITIONAL COVENANTS

     3.1  Shareholder Approval.

          (a) As soon as reasonably practicable following the date of this Agreement, AEL shall take all action necessary in accordance with the Exchange Act, the BCL and its Articles of Incorporation and Bylaws to call a meeting (the "Meeting") of its shareholders to seek Shareholder Approval and for such other purposes as may be appropriate. The Long Range Planning Committee shall, subject to its fiduciary duties, recommend without qualification that AEL's shareholders vote for the Proposal. The Long Range Planning Committee shall, subject to its fiduciary duties, solicit shareholder proxies with the intention of obtaining Shareholder Approval.

          (b) Promptly following the date of this Agreement, AEL shall prepare and file with the SEC under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, a preliminary draft of the Proxy Statement. AEL, Buyer and Sub shall cooperate fully with each other in the preparation and filing of the Proxy Statement and any amendments and supplements thereto. The Proxy Statement shall not be filed, and no amendment or supplement thereto shall be made by AEL, without Buyer's and Sub's prior approval which shall not be unreasonably delayed or withheld. AEL will use reasonable efforts to seek prompt review of the Proxy Statement by the SEC. As soon as reasonably practicable following the date of this Agreement, AEL shall cause to be mailed a definitive Proxy Statement to its shareholders promptly following completion of any review by, or in the absence of such review, the termination of any applicable waiting period of, the SEC.

     3.2  Conduct of AEL's Business.

          (a) AEL agrees that, from the date of this Agreement to the Effective Time, unless Buyer shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement, AEL shall conduct its business and shall cause the AEL Subsidiaries to conduct their respective businesses only in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve their business organizations, maintain their rights and franchises, keep available the services of their officers and employees, and preserve their relationships with customers, suppliers and others having material business dealings with them. Specifically, and without limiting the generality of the foregoing, neither AEL nor any of the AEL Subsidiaries shall, without the written consent of Buyer:

               (i) directly or indirectly do any of the following: (A) issue, sell, pledge, dispose of or encumber any material assets other than in the ordinary course of its business consistent with past practice, (B) amend or propose to amend its Articles of Incorporation or Bylaws, (C) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend in stock, property or otherwise with respect to such shares, (D) redeem, purchase, acquire or offer to acquire any shares of its capital stock or (E) enter into any agreement with respect to any of the matters set forth in this Section 3.2(a);

               (ii) (A), except in connection with the exercise of any AEL Stock Options (as defined in the Plan of Merger) or the conversion of any shares of Class B Stock, issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to any rights agreement, stock plan or otherwise, (B) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (C) incur any indebtedness for borrowed money or issue any debt securities, except in the ordinary course of its business consistent with past practice under the Credit Facilities, (D) enter into any new Material Contract or modify any existing Material Contract in any material respect except in the ordinary course of its business consistent with past practice, (E) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of its business consistent with past practice or except as expressly provided herein, or (F) dissolve or liquidate;

               (iii)grant any increase in the salary or other compensation of its employees or grant any bonus to any employee, except in the ordinary course of its business consistent with past practice;

               (iv) enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any officer or other executive employee;

               (v) take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees or to increase the benefits payable under its severance or termination pay practices;

               (vi) hire any new employees except for employees having an annualized salary of less than $100,000 who are terminable at will;

               (vii)adopt or amend, in any respect, except as may be required by applicable law or regulation, any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any directors, officers or employees, except in the ordinary course of its business consistent with past practice;

               (viii)mortgage, pledge or otherwise subject to any lien, security interest, encumbrance or charge of any nature, any of its material assets, or become committed so to do, or permit or suffer any of such material assets to become subject to any mortgage, pledge, lien, security interest, encumbrance or charge of any nature other than liens for current taxes not yet due and payable, or become committed to do so;

               (ix) make any new commitments for capital expenditures in excess of $100,000 individually or $500,000 in the aggregate, except for expenditures for maintenance of capital assets in the ordinary course of its business consistent with past practice.

          (b) Unless otherwise consented to in writing by Buyer, from the Date of this Agreement until the Effective Time, AEL shall, and shall cause each of the AEL Subsidiaries to:

               (i) use all reasonable efforts to maintain its relationships with its suppliers and customers and, if and as requested by Buyer, (A) make reasonable arrangements as reasonably requested by Buyer for representatives of Buyer to meet with customers and suppliers of AEL and the AEL Subsidiaries (if Buyer shall give AEL reasonable notice of such meetings), and
          (B) schedule, and the senior management of AEL and the AEL Subsidiaries shall participate in, meetings of representatives of Buyer with employees of AEL and the AEL Subsidiaries;

               (ii) maintain all of the assets used or useful to the business of AEL and the AEL Subsidiaries in good repair, order and condition, maintain in full force and effect all material franchises, licenses, permits, consents, approvals, rights, waivers and other authorizations, governmental or otherwise, currently in effect and maintain in full force all policies of insurance or satisfactory substitute insurance policies insuring against the risks, damages and losses covered by the insurance policies currently in force, in each case consistent with its past practice; and

               (iii)otherwise conduct its business in the ordinary course consistent with past practice.

     3.3 AEL Stock Options. Schedule 3.3 attached hereto describes all AEL Stock Options which will be exercisable as of the Effective Time ("Exercisable Options") and all AEL Stock Options which will not be exercisable as of the Effective Time ("Nonexercisable Options"). All options to purchase AEL Stock, including both the Exercisable Options and the Non-Exercisable Options, are herein referred to collectively as the "AEL Stock Options." AEL shall make adjustments to the AEL Stock Options as are permitted by the plans relating thereto to provide that immediately prior to the Effective Time, each holder of AEL Stock Options shall be entitled to receive from AEL, and each of the AEL Stock Options shall be cancelled in exchange for, a payment by AEL to the holder of an amount equal to the difference between the Merger Price and the per share exercise price (the "Spread") of such AEL Stock Options multiplied by the number of shares subject to such AEL Stock Options (such options are called the
"Cashed Options").   The funds required to make such payments shall be made
available to AEL by Buyer on the Closing Date. Appropriate arrangements shall be made for reduction of the amount to be paid to each holder of Cashed Options for any applicable withholding taxes or other amounts required by law to be paid or withheld, either through reducing the amount paid to, or obtaining a cash payment from, such holder.

     3.4 HSR Act. Buyer, Sub and AEL, to the extent required shall as soon as practicable, file Notification and Report Forms under the HSR Act with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, and shall use reasonable efforts to resolve, as soon as practicable, any questions which may be raised by the FTC or the Antitrust Division.

     3.5 Other Actions. Subject to the terms and conditions herein provided, each of the parties hereby agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including without limitation using reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including without limitation filings required under the Exchange Act.

     3.6 Inquiries and Negotiations. AEL shall immediately cease any existing discussions or negotiations with any parties conducted prior to the date of this Agreement in respect of the acquisition of all or substantially all the business of AEL, whether by sale of assets or shares of capital stock of AEL, or by merger, consolidation, or similar transaction (collectively, an "Acquisition Transaction"). AEL shall not, and shall not permit its officers, employees, representatives or agents to, directly or indirectly, (i) solicit or initiate discussions or negotiations with, or provide any nonpublic information to, any person other than Buyer or its affiliates concerning an Acquisition Transaction, or (ii) otherwise solicit or initiate inquiries or the submission of any proposal contemplating an Acquisition Transaction. AEL shall promptly communicate to Buyer the terms, including the identity of the person making such proposal, of any inquiry or proposal which it may receive in respect of an Acquisition Transaction. Nothing contained in this Agreement shall be construed to prohibit the Long Range Planning Committee from any or all of the following, if the Long Range Planning Committee is advised by legal counsel that the failure to so act could involve a breach of fiduciary duty on the part of the Long Range Planning Committee: (a) engaging in discussions or negotiations with, and providing nonpublic information to, any person other than Buyer or its affiliates which has initiated discussions or negotiations, or made an unsolicited inquiry or proposal, concerning an Acquisition Transaction, (b) withdrawing, modifying or refraining from making its recommendation to the AEL shareholders of the Merger Transaction, and (c) accepting an offer for an Acquisition Transaction which the Long Range Planning Committee believes is more favorable to AEL or to its shareholders than the Merger Transaction ("Superior Transaction") and recommending the Superior Transaction to the AEL shareholders.

     3.7 Notification of Certain Matters. AEL shall give prompt notice to Buyer and Sub, and Buyer and Sub shall give prompt notice to AEL, of (i) the occurrence, or failure to occur, of any event which such party believes would likely cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time and (ii) material failure of AEL, any Buyer or Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     3.8  Access to Information.

          (a) AEL shall cause its officers, directors and employees to, and shall use reasonable efforts to cause its representatives and agents (including without limitation its attorneys and accountants) to afford, from the date of this Agreement to the Effective Time, the officers, employees and agents of Buyer and Sub and to their respective legal and financial advisors, lenders, financing sources, and their respective legal advisors and representatives, so long as such Persons agree to maintain the confidentiality of such information in accordance with this Agreement, complete access at all reasonable times to its officers, employees, agents, properties, books, records, and work papers, and shall furnish Buyer and Sub all financial, operating and other data and information as Buyer or Sub, through its officers, employees or agents, may reasonably request, except to the extent the foregoing are protected by the attorney-client privilege or constitute attorney work product.

          (b) Except for any governmental filings required in order to complete the transactions contemplated herein, and except as Buyer and AEL may agree in writing, each party hereto shall keep all Evaluation Materials (hereinafter defined) confidential, and, except as required by applicable law, no party shall disclose any Evaluation Materials or any information contained therein to any Person; provided, however, that any such information may be disclosed by any party hereto (i) to its legal and financial advisors, lenders, financing sources and their respective legal advisors and representatives, so long as such Persons agree to maintain the confidentiality of such information in accordance with this Section 3.8, and (ii) to those of such party's directors, officers, employees, agents and representatives who need to know such information for the purposes of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees, agents and representatives shall be informed by such party of the confidential nature of such information and shall be directed by such party, and shall each agree to treat such information confidentially in accordance with this Section 3.8). Without limiting the generality of the foregoing, in the event that the transactions contemplated hereby are not consummated, neither party hereto nor its directors, officers, employees, agents or representatives shall use any of the Evaluation Materials made available to it by another party hereto for any purpose. The foregoing restrictions shall not apply to any disclosure by Buyer after the Closing of any information disclosed by AEL or the AEL Subsidiaries.

          (c) In the event that any party hereto or any of its representatives receives a request or is required (by applicable law, regulation or legal process) to disclose all or any part of the information contained in the Evaluation Materials, such party or its representatives, as the case may be, shall (i) promptly notify the disclosing party of the existence, terms and circumstances surrounding such a request, (ii) consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such request, and (iii) assist the disclosing party in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the disclosing party waives compliance with the provisions hereof, (i) such party or its representatives, as the case may be, may disclose only that portion of the Evaluation Materials which such party is advised by opinion of legal counsel is legally required to be disclosed and shall exercise reasonable efforts to assist the disclosing party in obtaining assurance that confidential treatment will be accorded such and (ii) such party shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by such party or its representatives not permitted by this Section 3.8.

          (d) If this Agreement is terminated, the parties hereto shall comply with the terms of the Confidentiality Agreement.

     3.9 Public Announcements. Except to the extent otherwise required by applicable law, neither AEL, Buyer nor Sub shall make, issue or release any oral or written public announcement or statement concerning, or acknowledgment of the existence of, or reveal the terms, conditions or status of, the Merger Transaction or make any other communication to its shareholders or the investing public, directly or indirectly (including without limitation press releases and statements to securities analysts), without first making a good faith attempt to obtain the prior approval of, or concurrence in, the contents of such announcement, acknowledgment or statement by the other of them, which approval or concurrence shall not be unreasonably withheld or delayed.

     3.10 Indemnification; Director's and Officer's Liability Insurance. After the Effective Time, the Surviving Corporation shall continue to be obligated to indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to) each person who is now, or has been prior to the date hereof or who becomes prior to the Effective Time, an officer or director of AEL or any of the AEL Subsidiaries (the "Indemnified Officers and Directors") against (i) all losses, claims, damages, costs, expenses (including without limitation counsel fees and expenses), settlement payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of AEL or any of the AEL Subsidiaries whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Other Agreements or the transactions contemplated hereby or thereby, in each case to the fullest extent required or permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or Bylaws or any indemnification agreements in effect on the date hereof (to the extent consistent with applicable law) (the "Existing D&O Indemnification Provisions"). The Existing D&O Indemnification Provisions shall survive the Merger and shall continue in full force and effect after the Effective Time. Any determination required to be made with respect to whether an Indemnified Officer's or Director's conduct complies with the standards set forth under applicable law or the Surviving Corporation's Articles of Incorporation or Bylaws shall be made in good faith by the Board of Directors of the Surviving Corporation. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 3.10 shall apply without limitation to negligent acts or omissions by an Indemnified Officer or Director. The Surviving Corporation's Articles of Incorporation and Bylaws shall not be rescinded or amended in a manner that adversely affects the rights of any Indemnified Officer or Director thereunder or under this
Section 3.10 unless otherwise required by applicable law. To the extent available on terms reasonably satisfactory to the Surviving Corporation, the Surviving Corporation shall maintain, for not less than five years after the Effective Time, director's and officer's liability insurance covering each Indemnified Officer or Director on terms not materially less favorable than the insurance maintained in effect by AEL on the date hereof as to terms of coverage (including without limitation types of claims, time period of claims, exclusions and persons covered), amounts and deductibles (but in no event shall the coverage be greater at any time than that being maintained for the benefit of the officers and directors of AEL prior to the Effective Time). Buyer hereby guarantees the payment and performance of the Surviving Corporation's obligations in this Section 3.10. Each Indemnified Officer and Director is intended to be a third party beneficiary of this Section 3.10 and may specifically enforce its terms. This Section 3.10 shall not limit or otherwise adversely affect any rights any Indemnified Officer and Director may have under any agreement with AEL or under AEL's Articles of Incorporation or Bylaws.

     3.11 Employee Benefit Plan. Neither AEL, nor any AEL Subsidiary, nor any Welfare Plan or Pension Plan, nor any trust created thereunder, will engage in any "prohibited transaction" (as such term is defined in Section 406 of ERISA), and neither AEL nor any AEL Subsidiary will (a) terminate any Pension Plan in a manner that results in the imposition of a lien on any property of AEL or any AEL Subsidiary pursuant to Section 4068 of ERISA, or (b) take any action that adversely affects the qualification of any Employee Plan or its compliance with the applicable requirements of ERISA or the Code or results in a "reportable event" (as such term is defined in Section 4043(b) of ERISA).

     3.12 Update Information. Not less than 5 business days before the date scheduled for Closing, AEL and Buyer shall correct and supplement in writing any information furnished on Schedules that, to the knowledge of AEL or Buyer, respectively, is incorrect or incomplete in any material respect, and shall promptly furnish such corrected and supplemented information to the other, so that such information shall be correct and complete in all material respects to the knowledge of such party at the time such updated information is so provided. Thereafter, prior to the Closing, AEL and Buyer shall each notify the other in writing of any changes or supplements to the updated information needed, to the knowledge of AEL or Buyer, respectively, to make such information correct and complete to the knowledge of such party as of the Closing. It is agreed that the furnishing of such corrected and supplemental information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of a material change or any breach or violation by AEL or Buyer of any provision of this Agreement, it being understood that any determination as to whether such a breach or violation exists shall be made on the basis of any and all relevant information, which may include information as is so furnished under this Section 3.12.

     3.13 Dissenting Shareholders. AEL shall give Buyer (a) prompt notice of any demands received from Dissenting Shareholders, if any, for payment of the fair value for their shares of capital stock and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands.

     3.14 Commitment Letter. Buyer shall use all reasonable efforts to consummate the financing contemplated in the Commitment Letter including without limitation those which are appropriate to enforce the performance by Bankers Trust Company of its obligations thereunder. Buyer shall not terminate or amend the Commitment Letter in any material respect without the prior written consent of AEL, which consent will not be unreasonably withheld.

                                   ARTICLE IV

                            CONDITIONS TO THE MERGER

     4.1 Conditions to the Merger Relating to Buyer and Sub. The obligation of Buyer and Sub to effect the Merger is subject to the satisfaction, prior to the Effective Time, of each of the following conditions unless waived by Buyer and Sub :

          (a) Shareholder Approval and Dissenters Rights. Shareholder Approval shall have been obtained by the requisite vote of the holders of Class A Stock and Class B Stock, each voting as a class as contemplated in Section 1.3(a) hereof. The aggregate number of Dissenting Shares (as defined in the Plan of Merger) shall not exceed 5% of the outstanding shares of AEL Common Stock.

          (b) No Injunction. No order, decree, ruling or other action of a court or governmental agency of competent jurisdiction, restraining, enjoining or otherwise prohibiting the Merger Transaction, shall be in effect.

          (c) HSR Act. The waiting periods under the HSR Act shall have been terminated or early termination thereof shall have been granted, or all approvals required in connection therewith, if any, shall have been obtained.

          (d) Accuracy of Representations and Warranties; Compliance With Covenants; and Absence of Material Adverse Change. The representations and warranties of AEL herein shall be accurate in all material respects at and as of the Closing Date (except to the extent that such representation and warranty speaks as of another date); AEL shall have complied in all material respects with the covenants it has agreed herein to undertake; and no material adverse change shall have occurred to the business, operations or financial condition of AEL since February 24, 1995.

          (e) AEL shall have delivered to Buyer a certificate signed by an officer of AEL, dated the Closing, certifying that, to the best of the knowledge of such officer, the conditions specified in Section 4.1 as they relate to AEL, have been fulfilled.

          (f) There shall not be in force any order, decree, statute, rule or regulation, nor shall there be on file any complaint by a governmental agency seeking an order or decree, and Buyer shall not have received written notice from any governmental agency that it has determined to institute any suit or proceeding seeking an order or decree, in each case, that would, as a result of the consummation of the transactions contemplated hereby, require (i) any divestiture by Buyer or any Significant Subsidiary of Buyer of a significant portion of the business of Buyer or such Significant Subsidiary and its Subsidiaries, taken as a whole, or (ii) any divestiture by AEL or any Significant Subsidiary of AEL of a significant portion of the business of AEL or such Significant Subsidiary.

          (g) Any consent required for the consummation of the Merger under any agreement, contract or license described in a schedule hereto or for the continued enjoyment by AEL and the AEL Subsidiaries of the benefits of any agreement, contract or license described in a schedule hereto after the Merger shall have been obtained, except where the failure to obtain such consent would not have a Material Adverse Effect.

          (h) Buyer shall have received an opinion, dated as of the Closing Date, from counsel to AEL, substantially in the form of Exhibit C.

          (i) Mr. Leeam Lowin shall have executed and delivered to Buyer, not later than the close of business on October 6, 1995, an agreement in the form attached hereto as Exhibit E.

          (j) Buyer shall not have been informed by a member of senior management or a senior official of any of the customers of AEL and/or the AEL Subsidiaries identified on Schedule 4.1(j) that such customer intends to terminate or modify in any material respect its existing contractual relationship with AEL and/or the AEL Subsidiaries after the Effective Time of the Merger solely as a result of the consummation of the Merger Transactions contemplated hereby and the aggregate of all such terminations or modifications are reasonably likely to have a Material Adverse Effect. Buyer shall notify AEL, in writing, as soon as practicable upon receiving any such customer notification. AEL shall have a period of not less than ten business days in which to (a) verify to its reasonable satisfaction the accuracy of such notification, and (b) address the matter with a view to resolving any concerns which form the basis for such notification so that the customer shall withdraw the notification.

          (k) AEL shall have delivered all assignments, consents, approvals and other documents, certificates and instruments as Buyer may reasonably request for the purpose of (A) enabling its counsel to provide the opinion required under this Agreement, (B) evidencing the accuracy and completeness of any of the representations, warranties or statements, the performance of any covenants or agreements of AEL or the compliance by AEL with any of the conditions, all as contained or referred to in this Agreement, or (C) effectuating or confirming the consummation of the transactions contemplated hereby.

          (l) Buyer shall have obtained debt financing in accordance with the terms of the Commitment Letter attached hereto as Schedule 4.1(l) issued by Bankers Trust Company to Buyer.

          (m) Buyer shall have received possession of all corporate, accounting, business and tax records of AEL and the AEL Subsidiaries.

          (n) The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall be satisfactory in all reasonable and customary respects to Buyer and its counsel.

     4.2 Conditions to the Merger Relating to AEL. The obligation of AEL to effect the Merger is subject to the satisfaction prior to the Effective Time of each of the following conditions unless waived by AEL:

          (a) Shareholder Approval. Shareholder Approval shall have been obtained by the requisite vote of the holders of Class A Stock and Class B Stock, each voting as a class, as contemplated in Section 1.3(a) hereof.

          (b) No Injunction. No order, decree, ruling or other action of a court of competent jurisdiction, restraining, enjoining or otherwise prohibiting the Merger Transaction, shall be in effect.

          (c) HSR Act. The waiting period under the HSR Act shall have been terminated or early termination thereof shall have been granted, or all approvals required in connection therewith, if any, shall have been obtained.

          (d) Accuracy of Representations and Warranties and Compliance With Covenants. The representations and warranties of Buyer and Sub herein shall be accurate in all material respects at and as of the Closing Date (except to the extent that such representation and warranty speaks as of another date) and Buyer and Sub shall have complied in all material respects with the covenants each of them has agreed herein to undertake.

          (e) Fairness Opinion. On the date on which the Proxy Statement is mailed to the AEL shareholders, AEL shall have received an opinion ("Fairness Opinion") of Dillon, Read & Co., Inc. (or other nationally recognized investment banking firm) dated the date of such mailing and acceptable to the Long Range Planning Committee to the effect that the Merger Price is fair from a financial point of view to the AEL shareholders, and on the date of the Shareholders Meeting and at the Effective Time, such opinion shall not have been withdrawn or modified in a manner which is not acceptable to the Long Range Planning Committee.

          (f) Buyer shall have delivered to AEL a certificate signed by an officer of Buyer, dated the Closing, certifying that, to the knowledge of such officer, the conditions specified in Section 4.2 as they relate to Buyer have been fulfilled.

          (g) AEL shall have received an opinion, dated as of the Closing Date, from Winstead Sechrest & Minick P.C., counsel to Buyer, substantially in the form of Exhibit B.

          (h) The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall be satisfactory in all reasonable and customary respects to AEL and its counsel.

          (i) There shall not be in force any order, decree, statute, rule or regulation, nor shall there be on file any complaint by a governmental agency seeking an order or decree, and AEL shall not have received written notice from any governmental agency that it has determined to institute any suit or proceeding seeking an order or decree, in each case, that would, as a result of the consummation of the transactions contemplated hereby, require (i) any divestiture by Buyer or any Significant Subsidiary of Buyer of a significant portion of the business of Buyer or such Significant Subsidiary and its Subsidiaries, taken as a whole, or (ii) any divestiture by AEL or any Significant Subsidiary of AEL of a significant portion of the business of AEL or such Significant Subsidiary.

          (j) Buyer shall have delivered all assignments, consents, approvals and other documents, certificates and instruments as AEL may reasonably request for the purpose of (A) enabling its counsel to provide the opinion required under this Agreement, (B) evidencing the accuracy and completeness of any of the representations, warranties or statements, the performance of any covenants or agreements of Buyer or the compliance by Buyer with any of the conditions, all as contained or referred to in this Agreement, or (C) effectuating or confirming the consummation of the transactions contemplated hereby.

                                   ARTICLE V

                          TERMINATION AND ABANDONMENT

     5.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger Transaction may be abandoned at any time prior to the Effective Time, before or after Shareholder Approval shall have been obtained, by the mutual consent of AEL (by action of the Long Range Planning Committee), Buyer and Sub (by action of the respective Boards of Directors of Buyer and Sub).

     5.2 Termination by AEL or Buyer and Sub. This Agreement may be terminated and the Merger Transaction may be abandoned by either AEL (by action of the Long Range Planning Committee) or Buyer and Sub (by action of the respective Boards of Directors of Buyer and Sub) if (a) the Merger shall not have been consummated on or before six months after the date hereof, or such later date as may be mutually agreed to by the parties hereto (but only if the party seeking to terminate this Agreement is not otherwise in breach in any material respect of any of its obligations hereunder) or (b) any court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger Transaction and such order, decree, ruling, or other action shall have become final and nonappealable.

     5.3 Termination by AEL. This Agreement may be terminated and the Merger Transaction may be abandoned by AEL (by action of the Long Range Planning Committee) if (a) Buyer or Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it or them at or prior to the Effective Time and such failure has not been cured within 30 days after receipt of notice thereof, (b) the Long Range Planning Committee shall have withdrawn, modified in a manner adverse to Buyer or Sub, or refrained from making, its recommendation to the AEL shareholders of the Merger Transaction in connection with its approval and recommendation to the AEL shareholders of a Superior Transaction, or (c) it becomes reasonably certain that Buyer or Sub will be unable to satisfy any condition to the Merger Transaction as set forth in Section 4.2 on or before six months after the date hereof.

     5.4 Termination by Buyer and Sub. This Agreement may be terminated and the Merger Transaction may be abandoned by Buyer and Sub (by action of the respective Boards of Directors of Buyer and Sub) if (a) AEL shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Effective Time and such failure has not been cured within 30 days after receipt of notice thereof, (b) it becomes reasonably certain that AEL will be unable to satisfy any condition to the Merger Transaction as set forth in Section 4.1 on or before six months after the date hereof, (c) the Long Range Planning Committee shall have withdrawn, modified in a manner adverse to Buyer or Sub, or refrained from making its recommendation of the Merger Transaction to the AEL shareholders, or (d) there shall have occurred an event which shall have caused a Material Adverse Effect, or the representations and warranties of AEL have been breached or become inaccurate in a material respect as of the Closing.

     5.5 Effect of Termination. Except as provided in Section 3.8(b) hereof with respect to information obtained in connection with the transactions contemplated hereby, in the event of the termination of this Agreement and the abandonment of the Merger Transaction, this Agreement shall thereafter become void and have no effect, and no party thereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, and each party shall be responsible for its own expenses, except that nothing herein shall relieve any party from liability for any willful breach thereof. Notwithstanding the foregoing, in the event that AEL terminates this Agreement pursuant to clause (b) in Section 5.3 hereof, or Buyer and Sub terminate this Agreement pursuant to clause (c) of Section 5.4 hereof, then AEL shall, within ten business days following the termination of this Agreement, pay Buyer a
termination fee payable in cash of $3,447,600.   Except as provided in the
immediately preceding sentence, and whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     5.6 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; except that after Shareholder Approval shall have been obtained, no amendment may be made which decreases the amount of cash to which the shareholders of AEL are entitled pursuant to this Agreement or otherwise materially adversely affects the shareholders of AEL without the further approval of a majority of the votes cast by the holders of Class A Stock and Class B Stock, each voting as a class, at a shareholders meeting duly convened for this purpose.

     5.7 Waiver. Any time prior to the Effective Time, any party hereto may (a) in the case of the Buyer or Sub, extend the time for the performance of any of the obligations or other acts of AEL or, subject to the provisions contained in Section 5.6 hereof, waive compliance with any of the agreements of AEL or with any conditions to the respective obligations of Buyer or Sub, or (b) in the case of AEL, extend the time for the performance of any of the obligations or other acts of Buyer or Sub, or waive compliance with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                   ARTICLE VI

                                 MISCELLANEOUS
     6.1 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, or (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

          (a)  If to Buyer or Sub, to:

               Tracor, Inc.
               6500 Tracor Lane
               Austin, Texas 78725-2000
               Attention:  Russell E. Painton, Esq.
               Telecopy No.:  (512) 929-2257

               with a copy to:

               Winstead Sechrest & Minick P.C.
               5400 Renaissance Tower
               1201 Elm Street
               Dallas, Texas 75270
               Attention:  Darrel A. Rice, Esq.
               Telecopy No.:  (214) 745-5390

          (b)  If to AEL, to:

     AEL Industries, Inc.
     c/o Long Range Planning Committee
       of the Board of Directors
     Francis J. Dunleavy, Chairman
     305 Richardson Road
     Lansdale, PA 19446
     Facsimile No. 215-822-6056

     with a copy to:

     Duane, Morris & Heckscher
     4200 One Liberty Place
     Philadelphia, PA 19103-7396
     Attention:  Vincent F. Garrity, Jr., Esq.
     Facsimile No. 215-979-1020




or such other address as shall be furnished available in writing by any party to the others prior to the giving of the applicable notice or communication.

     6.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6.3 Headings. The headings herein are for convenience or reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions of this Agreement.

     6.4 No Survival of Representations or Warranties. None of the representations or warranties included or provided for herein or in any schedule or certificate or other document delivered pursuant to this Agreement shall survive after the Effective Time.

     6.5 Entire Agreement. This Agreement, which includes the Exhibits and Schedules hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this Agreement.

     6.6 Cooperation. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

     6.7 No Rights To Third Parties. Nothing in this Agreement express or implied is intended to confer upon any other person, other than the Indemnified Parties, any rights or remedies under or by reason of this Agreement.

     6.8 No Assignment. This Agreement shall not be assigned, by operation of law or otherwise.

     6.9 Governing Law. This Agreement shall be governed in all respects, including without limitation its validity, interpretation and effect, by the law of the Commonwealth of Pennsylvania applicable to contracts made and to be performed therein.

     6.10 Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding ("Suit") arising out of this Agreement may be brought and adjudicated in the United States District Court for the Eastern District of Pennsylvania, or, if such court will not accept jurisdiction, in any court of competent civil jurisdiction sitting in Montgomery County, Pennsylvania,
(b) submits to the non-exclusive jurisdiction of any such court for the purposes of any such Suit and (c) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper. Each of the parties hereto also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 6.1 hereof.

                                  ARTICLE VII

                              CERTAIN DEFINITIONS

     As used herein, the following terms shall have the following meanings:

     "Acquisition Transaction" has the meaning specified in Section 3.6.

     "AEL" has the meaning specified in the Preamble hereto.

     "AEL Common Stock" has the meaning specified in "Background" on page 1 of this Agreement.

     "AEL Group" has the meaning specified in Section 2.1(a).

     "AEL Stock Options" has the meaning specified in Section 3.3.

     "AEL Subsidiaries" means a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by AEL.

     "AEL Welfare Plan" has the meaning specified in Section 2.1(k).

     "Affiliate" means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

     "Agreement" has the meaning specified in the Preamble hereto.

     "Allocation Agreement" has the meaning specified in "Background" on page 1 of this Agreement.

     "Balance Sheet Date" has the meaning specified in Section 2.1(g).

     "BCL" has the meaning specified in Section 1.1.

     "Benefit Arrangement" has the meaning specified in Section 2.1(k).

     "Buyer" has the meaning specified in the Preamble hereto.

     "Cashed Options" has the meaning specified in the Plan of Merger.

     "CERCLA" has the meaning specified in Section 2.1(m).

     "Class A Stock" has the meaning specified in "Background" on page 1 hereof.

     "Class B Stock" has the meaning specified in "Background" on page 1 hereof.

     "Closing" has the meaning specified in Section 1.3.

     "Closing Date" has the meaning specified in Section 1.3.

     "Commitment Letter" means the commitment from Bankers Trust Company to Buyer, in the form of Schedule 4.1(l) attached hereto, to provide financing to Buyer for payment of a portion of the Merger Consideration.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" means the letter agreement, dated May 12, 1995, between Buyer and AEL, in the Form attached hereto as Exhibit D.

     "Contracts" has the meaning specified in Section 2.1(o).

     "Credit Facilities" has the meaning specified in Section 2.1(o).

     "DGCL" has the meaning specified in Section 1.1.

     "Effective Time" has the meaning specified in Section 1.3.

     "Employee Plans" has the meaning specified in Section 2.1(k).

     "Employment Laws" has the meaning specified in Section 2.1(r).

     "Environment" has the meaning specified in Section 2.1(m).

     "Environmental, Health and Safety Liabilities" has the meaning specified in Section 2.1(m).

     "Environmental Laws" has the meaning specified in Section 2.1(m).

     "ERISA" has the meaning specified in Section 2.1(k).

     "ERISA Affiliate" has the meaning specified in Section 2.1(k).

     "Evaluation Materials" means this Agreement (together with the Schedules and Exhibits hereto) and, as to any party hereto, means all other non-public information furnished or made available to such party by the other parties hereto (the "disclosing party") in connection with the transactions contemplated hereby relating to the disclosing party or the disclosing party's Affiliates, whether furnished or made available orally or in writing (whatever the form or data storage medium) or gathered by inspection and regardless of whether specifically identified as "confidential," together with analyses, compilations, studies or other documents prepared by any party, or by such party's agents, representatives (including attorneys, accountants and financial advisors) or employees, which contain or otherwise reflect such information, provided that the term Evaluation Materials shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure in violation of the terms hereof or the Confidentiality Agreement, (ii) was or becomes available to a party hereto on a non-confidential basis from a source other than any other party hereto or their representatives and affiliates, provided that such source is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation to any party hereto or any of their respective representatives, or (iii) has been or is independently developed by the party to which such information was furnished or made available and not derived from the Evaluation Materials.

     "Exchange Act" has the meaning specified in Section 1.3.

     "Exercisable Options" has the meaning specified in Section 3.3.

     "Existing D&O Indemnification Provisions" has the meaning specified in
Section 3.10.

     "Facilities" has the meaning specified in Section 2.1(m).

     "Fairness Opinion" has the meaning specified in Section 4.2.

     "FWPCA" has the meaning specified in Section 2.1(m).

     "GAAP" has the meaning specified in Section 2.1(f).

     "Government Contract" has the meaning specified in Section 2.1(p).

     "Hazardous Materials" has the meaning specified in Section 2.1(m).

     "HSR Act" has the meaning specified in Section 2.1(e).

     "Indemnified Liabilities" has the meaning specified in Section 3.10.

     "Indemnified Officers and Directors" has the meaning specified in
Section 3.10.

     "Intellectual Property" has the meaning specified in Section 2.1(q).

     "Knowledge" means the actual knowledge of senior management of AEL, Buyer and Sub, respectively, after due inquiry.

     "Liens" means any mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, or liens of any kind.

     "Long Range Planning Committee" means the Long Range Planning Committee of the Board of Directors of AEL, Francis J. Dunleavy, Chairman.

     " Material Adverse Effect" has the meaning specified in Section
2.1(a).

     " Material Contracts" has the meaning specified in Section 2.1(o).

     " Merger" has the meaning specified in Section 1.1.

     " Merger Consideration" has the meaning specified in Section 1.2.

     " Merger Price" has the meaning specified in "Background" on page 1 of this Agreement.

     "Merger Transaction" has the meaning specified in Section 1.3.

     "Multiemployer Plan" has the meaning specified in Section 2.1(k).

     "Non-Exercisable Options" has the meaning specified in Section 3.3.

     "Optionholder" means a holder of AEL Stock Options, including all Exercisable Options and Unexercisable Options.

     "Other Agreements" has the meaning specified in "Background" on page 1 of this Agreement.

     "Owned Real Property" means all real property owned by AEL or any of the AEL Subsidiaries.

     "PBGC" has the meaning specified in Section 2.1(k).

     "Pension Plan" has the meaning specified in Section 2.1(k).

     "Permitted Liens" means (i) mechanics, materialmen's and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (iii) Liens on goods in transit incurred pursuant to documentary letters of credit, (iv) Liens securing rental payments under capital lease agreements, (v) Liens arising in favor of the United States Government as a result of progress payment clauses contained in any Contract, (vi) encumbrances and restrictions on real property that do not materially interfere with the present uses of such real property and (vii) other Liens imposed by law arising in the ordinary course of business and not incurred in connection with the borrowing of money and which do not in the aggregate materially detract from the value of the encumbered property or materially impair the use thereof or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien during the pendency of such proceeding.

     "Person" means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

     "Plan of Merger" has the meaning specified in "Background" on page 1 of this Agreement.

     "Proposal" has the meaning specified in Section 1.3.

     "Proprietary Rights" has the meaning specified in Section 2.1(q).

     "Proxy Statement" has the meaning specified in Section 1.3.

     "RCRA" has the meaning specified in Section 2.1(m).

     "Reasonable Best Estimate" has the meaning specified in Section
2.1(g)(ii).

     "Release" has the meaning specified in Section 2.1(m).

     "Riebmans" has the meaning specified in "Background" on page 1 of this Agreement.

     "SEC" has the meaning specified in Section 1.3.

     "SEC Filings" has the meaning specified in Section 2.1(f).

     "Shareholder Approval" has the meaning specified in Section 1.3.

     "Shareholders Meeting" has the meaning specified in Section 1.3.

     "Significant Subsidiary" means, with respect to any Person, any Subsidiary of that Person that is a "significant subsidiary" of such Person within the meaning of Regulation S-X of the SEC.

     "Spread" has the meaning specified in Section 3.3.

     "Stockholder" means any holder of record of shares of AEL Common Stock immediately prior to the Effective Time.

     "Sub" has the meaning specified in the Preamble hereto.

     "Superior Transaction" has the meaning specified in Section 3.6.

     "Surviving Corporation" has the meaning specified in Section 1.1.

     "Taxes" has the meaning specified in Section 2.1(t).

     "Tax Returns" has the meaning specified in Section 2.1(t).

     "Threat of Release" has the meaning specified in Section 2.1(m).

     "Unexercisable Options" has the meaning specified in Section 3.3.

     "Welfare Plan" has the meaning specified in Section 2.1(k).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AEL INDUSTRIES INC.


By:  /s/ Leon Riebman
     Chairman and Chief Executive Officer


TRACOR, INC.


By:  /s/ James B. Skaggs



TRACOR AEL, INC.


By:  /s/ James B. Skaggs

               TABLE OF SCHEDULES AND EXHIBITS

Schedule 2.1(a) Corporations, Partnerships, and Joint Ventures in which AEL has an interest
Schedule 2.1(b)     Outstanding Options, Warrants, Rights, and Securities
Schedule
2.1(g)(i) and (ii)  Material Liabilities and Obligations Incurred
                    Since February 24, 1995
Schedule 2.1(h)     Material Adverse Changes Since February 24, 1995
Schedule 2.1(j)     Investigations, Judgments, and Injunctions
Schedule 2.1(k)     Employee Benefit Plans
Schedule 2.1(m)     Environmental Law Compliance
Schedule 2.1(n)     Real Property Owned and Used
Schedule 2.1(o)(1)  Material Contracts
Schedule 2.1(p)     Government Contracts
Schedule 2.1(q)     Intellectual Property
Schedule 2.1(r)     Labor Relations, Contracts, Complaints, and Employment
Schedule 2.1(s)     Legal Noncompliance
Schedule 2.1(t)     Taxes
Schedule 2.1(u)     Licenses, Permits, and Franchises
Schedule 2.1(w)     Insurance
Schedule 3.3        Exercisable and Nonexercisable Stock Options
Schedule 4.1(j)     AEL and AEL Subsidiary Customers
Schedule 4.1(l)     Commitment Letter

Exhibit A      Plan of Merger
Exhibit B      Buyer Counsel Opinion
Exhibit C      AEL Counsel Opinion
Exhibit D      Confidentiality Agreement
Exhibit E      Agreement between Buyer and Mr. Lowin

                                   EXHIBIT A

                                PLAN OF MERGER
                                   merging
                               TRACOR AEL, INC.
                           (a Delaware corporation)
                                with and into
                             AEL INDUSTRIES, INC.
                         (a Pennsylvania corporation)


                                  Background


AEL Industries, Inc., a Pennsylvania corporation ("AEL"), Tracor, Inc., a Delaware corporation ("Buyer") and Tracor AEL, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Sub"), are parties to an Agreement and Plan of Reorganization, dated as of October 2, 1995 (the "Merger Agreement"), providing for the merger (the "Merger") of Sub with and into AEL upon the terms and conditions set forth in this Plan of Merger and pursuant to the Delaware General Corporation Law ("DGCL") and the Pennsylvania Business Corporation Law of 1988 (the "BCL"). AEL and Sub are sometimes herein collectively referred to as the "Constituent Corporations." Terms used but not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

                             Terms and Conditions

     1. Merger. The Constituent Corporations shall effect the Merger upon the terms and subject to the conditions set forth in this Plan of Merger.

          (a) The Merger. At the Effective Time (as hereinafter defined), Sub shall be merged with and into AEL pursuant to this Plan of Merger, the separate corporate existence of Sub shall cease (except as it may be continued by operation of law) and AEL shall continue as the surviving corporation under the corporate name set forth in Annex 1 (referred to in paragraph 2 of the Plan of Merger) all upon the terms and subject to the conditions provided for in this Plan of Merger and pursuant to the BCL. AEL, as it exists from and after the Effective Time, is sometimes hereinafter referred to as the "Surviving Corporation."

          (b) Effect of the Merger. The Merger shall have the effect provided in the DGCL and BCL; including, without limitation, that all the property, real, personal and mixed, and franchises of each of the Constituent Corporations, and all debts due on whatever account to either of them, including subscriptions for shares and other choses in action belonging to either of them, shall be deemed to be transferred to and vested in the Surviving Corporation without further action; and title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; and the Surviving Corporation shall thenceforth be responsible for all the liabilities of each of the Constituent Corporations; but liens upon the property of the Constituent Corporations shall not be impaired by the Merger and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place or the Surviving Corporation may be proceeded against or substituted in its place.

          (c) Consummation of the Merger. On the Closing Date, a Certificate of Merger meeting the requirements of Section 252 of the DGCL, and Articles of Merger (containing this Plan of Merger) meeting the requirements of Section 1926 of the BCL shall be filed with the Secretary of State of the State of Delaware and the Secretary of the Commonwealth of Pennsylvania, respectively, in accordance with the provisions of the DGCL and the BCL, and the Merger shall become effective upon such filings or at such later time as may be specified in such filings as the effective time of the Merger (the "Effective Time").

     2. Articles of Incorporation; Bylaws; Directors and Officers. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety in the manner set forth in Annex 1 attached hereto and incorporated herein by reference. The Bylaws of the Surviving Corporation from and after the Effective Time shall be the Bylaws of Sub as in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by the BCL. The initial directors of the Surviving Corporation shall be the directors of Sub immediately prior to the Effective Time, in each case until their successors are elected and qualified, and the initial officers of the Surviving Corporation shall be the officers of AEL immediately prior to the Effective Time, in each case until their successors are duly elected and qualified.

     3. Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Sub, AEL or any holder of any shares of capital stock of either Constituent
Corporation:

          (a) Sub Common Stock. Each outstanding share of Common Stock, par value $0.01 per share, of Sub shall be converted into one share of common stock, $1.00 par value per share, of the Surviving Corporation.

          (b) Cancellation of AEL Treasury Stock. Each share of AEL Common Stock that may be held in the treasury of AEL shall be cancelled and retired and no capital stock of the Surviving
     Corporation, cash or other consideration shall be paid or delivered in exchange therefor.

          (c) Conversion of AEL Common Stock. Except for any Dissenting Shares (as hereinafter defined), each remaining outstanding share of AEL Common Stock shall be converted into the right to receive cash, without interest, in the amount of $28.00 (the "Merger Price") per share.

          (d) Disposition of Stock Options. Immediately prior to the Effective Time, the holder of each option to purchase shares of AEL Common Stock (individually, an "AEL Stock Option" and collectively, the "AEL Stock Options") issued pursuant to AEL's Nonqualified Stock Option Plan (amended and restated as of May 15, 1991), Incentive Stock Option Plan (effective January 1, 1992) or an agreement dated May 16, 1988 between AEL and George King, its Executive Vice President and Chief Financial Officer (collectively, the "AEL Stock Option Plans"), shall be entitled, immediately prior to the Effective Time, to receive from AEL an amount equal to the excess, if any, of the Merger Price over the exercise price of the AEL Stock Option ("the Spread") multiplied by the number of shares of AEL Common Stock subject to the AEL Stock Option (such options are called the "Cashed Options"). The funds required to make such payments shall be made available to AEL by Buyer on the Closing Date. Appropriate arrangements shall be made for reduction of the amount to be paid to each holder of Cashed Options for any applicable withholding taxes or other amounts required by law to be paid or withheld, either through reducing the amount paid to, or by obtaining a cash payment from, such holder.

          (e) Dissenting Shares. Notwithstanding anything herein to the contrary, shares of AEL Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by AEL shareholders who, immediately prior to the Effective Time, have the status of a "Dissenter" (as defined in Sec.1572 of the BCL) ("Dissenting Shares"), shall not be converted into the right to receive the Merger Price unless, after the Effective Time, (a) any further action required to be taken by any such AEL shareholders so as to maintain such status as a Dissenter shall not have been taken in a timely manner or (b) a court of competent jurisdiction shall determine that any such AEL shareholder is not entitled to the rights set forth in Secs. 1571 through 1580 of the BCL, in either of which events the shares of AEL Common Stock held by any such AEL shareholder shall thereupon be deemed to have been converted into the right to receive the Merger
     Price, as of the Effective Time, without any interest thereon. AEL shall give Sub prompt notice of any written assertion of dissenters rights received by AEL and, prior to the Effective Time, Sub shall have the right to participate in all negotiations with respect thereto. Prior to the Effective Time, AEL shall not, except with the prior written approval of Sub, which shall not be unreasonably withheld or delayed, make any payment with respect to, or settle or offer to settle, any such written assertion of dissenters rights.
     From and after the Effective Time, no stockholder of AEL who made a written assertion of dissenters rights shall be entitled to vote such holder's shares of AEL Common Stock for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to shareholders of record at a date which is prior to the Effective
     Time).

          (f) No Convertible Securities. At the Effective Time, there shall not be any securities, rights, warrants, options or other instruments originally issued by AEL which, after consummation of the Merger, would be convertible into or exercisable for securities of the Surviving Corporation.

     4.   Merger Payment Procedure.

          (a) Merger Paying Agent. Sub and AEL agree that bank or trust company reasonably acceptable to Buyer and AEL shall be designated by Sub as the paying agent for the Merger (the "Merger Paying Agent"). Buyer shall cause Sub to deposit with the Merger Paying Agent on the Closing Date such funds as are required for the conversion of shares of AEL Common Stock or Cashed Options into the right to receive the Merger Price or the Spread, as the case may be, pursuant to Section 3 hereof (the "Payment Fund").

          (b) Payment Procedure. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Merger Paying Agent to distribute to holders of (i) AEL Common Stock so converted or (ii) Cashed Options, upon surrender to the Merger Paying Agent of one or more certificates, respectively, representing shares of AEL Common Stock or Cashed Options for cancellation and a properly completed letter of transmittal, a bank check for the cash being paid in respect to the aggregate number of shares of AEL Common Stock or Cashed Options previously represented by the certificates so surrendered. If for any reason (including without limitation losses), the Payment Fund is inadequate to pay the amounts to which the holders of shares of AEL Common Stock or the Cashed Options shall be entitled under Section 3(c) or Section 3(d) hereof, Buyer shall be liable for the payment thereof. In no event shall the holder of any surrendered certificates for shares of AEL Common Stock or Cashed Options be entitled to receive interest on any of the funds to be received in the Merger. If a check is to be sent to a person other than the person in whose name the certificates for shares of AEL Common Stock or Cashed Options surrendered for conversion or exchange are registered, it shall be a condition of the payment that the certificate or Cashed Option so surrendered shall be properly endorsed and the signatures thereon properly guaranteed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Merger Paying Agent any transfer or other taxes required by reason of the delivery of such check to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Merger Paying Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Merger Paying Agent nor either party to this Plan of Merger shall be liable to a holder of shares of AEL Common Stock or Cashed Option for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

          (c) No Further Ownership Rights. The cash paid, issued and distributed upon the surrender of certificates representing shares of AEL Common Stock or Cashed Option in accordance with the terms of this Plan of Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of AEL Common Stock or Cashed Options.

          (d) Return of Payment Funds. Any cash delivered or made available to the Merger Paying Agent pursuant to this Section 4, and not exchanged pursuant to this Section 4 for certificates representing shares of AEL Common Stock or Cashed Options within six months after the Effective Time, shall be returned by the Merger Paying Agent to the Surviving Corporation which shall thereafter act as paying agent subject to the rights of holders of unsurrendered certificates representing shares of AEL Common Stock or Cashed Options hereunder.

          (e) Closing of Stock Transfer Books. At the Effective Time, the stock transfer books of AEL shall be closed and no transfer of shares of AEL Common Stock shall thereafter be made.

     5. Termination. This Plan of Merger may be terminated at any time on or before the Effective Time by agreement of the Long Range Planning Committee of the Board of Directors of AEL and the Board of Directors of Sub. This Plan of Merger shall be automatically terminated if AEL, Buyer or Sub validly terminates the Merger Agreement.

     6. Amendment. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of AEL and Sub; except that after Shareholder Approval shall have been obtained, no amendment may be made which decreases the amount of cash to which either the shareholders of AEL or the holders of AEL Stock Options are entitled pursuant to this Plan of Merger or otherwise materially adversely affects the shareholders of AEL without the further approval of a majority of the votes cast by the holders of Class A Stock and Class B Stock, each voting as a class, at a shareholders meeting duly convened for this purpose.

     7. Waiver. Any time prior to the Effective Time, (a) Sub may extend the time for the performance of any of the obligations or other acts of AEL or, subject to the provisions contained in Section 6 hereof, waive compliance with any of the agreements of AEL or with any conditions to its own obligations or (b) AEL may extend the time for the performance of any of the obligations or other act of Sub or, subject to the provisions contained in Section 6 hereof, waive compliance with any conditions to its own obligations. Any agreement for any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of the party granting the extension or waiver by a duly authorized officer.

     8. Further Assurances. If at any time the Surviving Corporation, its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Plan of Merger, each Constituent Corporation and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Plan; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take any and all such action.

                                   EXHIBIT B


                                                  745-5255

                             _____________, 199___


AEL Industries, Inc.
305 Richardson Road
Lansdale, Pennsylvania   19446

     Re: Agreement and Plan of Reorganization dated as of October 2, 1995, by and among Tracor, Inc., Tracor AEL, Inc., and AEL Industries, Inc. (the "Agreement")

Ladies and Gentlemen:

     We have acted as special counsel to Tracor, Inc. ("Tracor") and Tracor AEL, Inc. ("Newco") in connection with the Agreement and the transactions contemplated thereby. This Opinion Letter is provided to you pursuant to
Section 4.2 of the Agreement. Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined as set forth in the Agreement or the Accord (see below).

     This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal Law of the United States, the Law of the State of Texas and the Delaware General Corporation Law ("DGCL"), and applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). For purposes of this Opinion, we have assumed the law of the Commonwealth of Pennsylvania (other than the BCL) is the same as the law of Texas.

     In connection with the opinions set forth below, we have examined executed counterparts of the Agreement as well as executed counterparts of all documents and instruments executed and delivered by Tracor and Newco with respect to the transactions contemplated by the Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records and instruments as we have deemed necessary for the purposes of this Opinion Letter. As to questions of fact material to such opinions, we have, where relevant facts were not independently verified or established, relied upon certifications by officers of Tracor and Newco.

     The provisions of Sections 1 through 9 and 19 through 21, inclusive, of the Accord shall be applicable to those opinions expressed below that are not specifically addressed by the Accord.

     Based upon and subject to the foregoing and the other qualifications and limitations stated in this Opinion Letter, we are of the opinion that:

     [1] Each of Tracor and Newco is a corporation, validly existing and in good standing under the laws of the State of Delaware.

     [2] Each of Tracor and Newco has the corporate power and authority to execute, deliver, and perform its obligations under the Agreement. The Agreement has been duly authorized by all necessary corporate action on the part of Tracor and Newco and has been duly executed and delivered by Tracor and Newco.

     [3] The Agreement has been duly executed and delivered by each of Tracor and Newco. The Agreement is a valid and binding obligation of Tracor and Newco, enforceable in accordance with its terms against Tracor and Newco.

     [4] Execution and delivery by each of Tracor and Newco of, and performance of its agreements in, the Agreement do not (i) violate the Constituent Documents of Tracor or Newco, breach, or result in a default under, any existing obligation of Tracor under the Other Agreements, or (ii) breach or otherwise violate any existing obligation of Tracor or Newco under the Court Orders, or (iii) violate applicable provisions of statutory law or regulation.

     [5] Except for the filing of (i) the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania, and (ii) a Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval, waiver, license or authorization or other action by or filing with any governmental authority is required under Texas or federal statutes or regulations or the DGCL or BCL in connection with the execution and delivery by Tracor and Newco of the Agreement, except for those already obtained or completed.

     [6] Upon the filing of both (i) the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania and (ii) a Certificate of Merger with the Secretary of State of the State of Delaware, each in accordance with the Plan of Merger, the Merger shall become effective; and on the Effective Time each issued and outstanding share of AEL Common Stock, except for any Dissenting Shares, shall be converted into the right to receive the Merger Price and each of the Cashed Options shall be cancelled in exchange for the right to receive the Spread.

     This Opinion is solely for your benefit and may not be relied on by any other person or used for any other purpose without our prior written consent.

Very truly yours,

WINSTEAD SECHREST & MINICK P.C.


By:

                                   EXHIBIT C





                              ______________, 199_
Tracor, Inc.
[Buyer Sub]
6500 Tracor Lane
Austin, TX  78725-2000

Gentlemen:

     We have acted as counsel to AEL Industries, Inc., a Pennsylvania corporation ("AEL"), in connection with the Merger of [Buyer Sub], a Delaware corporation ("Buyer Sub"), with and into AEL pursuant to an Agreement and Plan of Reorganization dated as of October __, 1995, by and among AEL, Buyer Sub and Tracor, Inc., a Delaware corporation ("Tracor") and the parent corporation of Buyer Sub (the "Plan of Reorganization"). All capitalized terms used but not defined herein shall have the meanings ascribed to them respectively in the Plan of Reorganization.

     In our capacity as counsel to AEL, in order to render the opinions set forth herein, we have examined the Plan of Reorganization (including the Plan of Merger attached thereto as Exhibit A), the Articles of Merger, the Articles of Incorporation and Bylaws of AEL, resolutions of the shareholders of AEL and of the Long Range Planning Committee of the Board of Directors of AEL (the "LRPC") and such other documents as we have deemed necessary to render this opinion. As to questions of fact material to our opinion, we have relied on certificates and representations of public officials and officers of AEL, and on representations of AEL, including those contained in the Plan of Reorganization, without having undertaken to verify the same by independent investigation. As to certain legal matters, with your permission, we have relied upon the opinion dated the date hereof of John R. Cox, General Counsel of AEL.

     In rendering this opinion, we have assumed that:

     1. Copies of documents, certificates and records examined by us represent true and correct copies of actual originals thereof and are true, correct and complete with respect to the factual matters contained therein.

     2. The Plan of Reorganization and each other document relating thereto to which either Tracor or Buyer Sub or both (the "Other Parties") are parties has been duly executed by such Other Parties and such Other Parties are obligated to fulfill their respective commitments thereunder.

     Opinions expressed herein "to our knowledge" refer to our actual knowledge obtained in the course of our document examination and representation of AEL in connection with the Merger.

     Based upon and subject to the foregoing and other qualifications and limitations set forth herein, it is our opinion that:

     1. AEL and each of the AEL Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. AEL and the AEL Subsidiaries taken as a whole are collectively called the "AEL Group". AEL and each AEL Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except for such jurisdictions where the failure so to qualify would not have a Material Adverse Effect. For the purposes of this Opinion, a
 Material Adverse Effect means a material adverse effect on the business, operations or financial condition of the AEL Group.

     2. The authorized capital stock of AEL and the number of shares outstanding as of the date hereof consists of (i) 20,000,000 shares of Class A Stock of which 3,629,707 shares are issued and outstanding, including 180,947 Contingent Shares (as defined in the Allocation Agreement); (ii) 440,000 shares of Class B Stock of which 407,927 shares are issued and outstanding; and (iii) 200,000 shares of Preferred Stock, par value $1, none of which are issued and outstanding. Except as set forth on Schedule 2.1(b), (A) each AEL Subsidiary is wholly-owned of record and beneficially by AEL or another wholly-owned Subsidiary of AEL, and (B) the ownership interests of AEL in each such Subsidiary are owned of record and beneficially by AEL (or another Subsidiary of AEL), free and clear of any security interest, pledge, hypothecation, lien or other encumbrance of any kind. Except as set forth on Schedule 2.1(b) or in any of the Other Agreements, to our knowledge, there are no outstanding options, warrants, rights or other securities exercisable or exchangeable for any capital stock or other securities of AEL or any AEL Subsidiary, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of AEL or any AEL Subsidiary capital stock, or any agreements of any kind which may obligate AEL or any AEL Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its securities or other equity interests.

     3. AEL has all requisite corporate power and authority to execute and deliver the Plan of Reorganization and to perform its obligations thereunder. The Plan of Reorganization has been approved by the LRPC and the AEL shareholders. The execution and delivery of the Plan of Reorganization by AEL and the consummation by AEL of the transactions contemplated thereby have been duly authorized by the LRPC and the AEL shareholders and no other corporate proceedings on the part of AEL are necessary to authorize the Merger. The Plan of Reorganization has been duly executed and delivered by AEL and constitutes a valid and binding obligation of AEL enforceable against AEL in accordance with its terms, except as enforcement may be limited by bankruptcy, receivership, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws or equitable principles of general application relating to or affecting the rights or remedies of creditors and except that the availability of equitable remedies, including specific performance or injunctive relief, is subject to the discretion of the court before which any proceeding therefor is brought.

     4. The execution and delivery of the Plan of Reorganization by AEL and the consummation by AEL of the Merger do not (i) conflict with any provision of the Articles of Incorporation or Bylaws, as amended, of AEL or
(ii) to our knowledge, except for the Credit Facilities, result in any violation of or default under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AEL, which violation, default or acceleration would have a Material Adverse Effect.

     5. Except for the filing of (i) the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania and (ii) a Certificate of Merger with the Secretary of State of the State of Delaware, to our knowledge no consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be obtained or made by AEL in connection with the consummation by AEL of the Merger.

     6. Upon the filing of both (i) the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania and (ii) a Certificate of Merger with the Secretary of State of the State of Delaware, each in accordance with the Plan of Merger, the Merger shall become effective; and on the Effective Time each issued and outstanding share of AEL Common Stock, except for any Dissenting Shares, shall be converted into the right to receive the Merger Price and each of the Cashed Options shall be cancelled in exchange for the right to receive the Spread.

     7. Nothing has come to our attention which would lead us to believe that, at the time that the definitive Proxy Statement was filed with the SEC, on the date that the definitive Proxy Statement was mailed to AEL shareholders, on the date of the Shareholders' Meeting and at the Effective Time, the definitive Proxy Statement, as amended or supplemented, if amended or supplemented (except for the financial statements and any other financial or statistical data and any fairness opinion included therein and any information contained therein furnished in writing by Tracor or Buyer Sub to AEL expressly for use in the Definitive Proxy Statement, or any amendment or supplement thereto, as to which we express no opinion), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     We do not purport to be experts on the laws of states other than (i) the Commonwealth of Pennsylvania and (ii) the State of Delaware but only with respect to the Delaware General Corporation Law. Accordingly, we do not herein express an opinion except as to the foregoing.

     The opinions given herein are as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any change in laws which may hereafter occur.

     This opinion has been issued solely for the benefit of Tracor and Buyer Sub, which shall be entitled to rely thereon, and no other person or entity shall be so entitled without the express written consent of a partner of the undersigned.

                                   Very truly yours,

                                   DUANE, MORRIS & HECKSCHER

                                   EXHIBIT D

                           CONFIDENTIALITY AGREEMENT



                              May 12, 1995



AEL Industries, Inc.
C/O Dillon, Read & Co. Inc.
535 Madison Avenue
New York, New York 10022
Attention:  James C. Brennan or Michael E. Darcy


     In connection with our consideration of a possible transaction with AEL Industries, Inc. (Company), we have requested information concerning the Company. As a condition to our being furnished such information, we agree to treat any information concerning the Company (whether prepared by the Company, its advisors, or otherwise) which is furnished to us by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or refrain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (i) is already in our possession, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, (ii) becomes generally available to the public other than as a result of a disclosure by us or our directors, officers or employees (Representatives) or advisors (Advisors), or (iii) becomes available to us on a nonconfidential basis from a source other than the Company or its advisors or representatives, provided that at the time we acquired such Evaluation Material we had no knowledge that such source was bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

     We hereby agree that the Evaluation Material will be used solely for the purposes of evaluating a possible transaction between the Company and us, and that such information will be kept confidential by us, our Representatives and Advisors and not disclosed to anyone except as contemplated herein and except as required by law, provided, however, that we will immediately notify the Company and Dillon, Read & Co. Inc. (Investment Banker) at any time we are served with any legal process seeking, or we become obligated to disclose such information by law or by court order, so that at its expense the Company may seek an appropriate protective order. Furthermore, with regard to the Evaluation Material:
(i) any of such information may be disclosed to our Representatives and Advisors who need to know such information for the purpose of evaluating any such possible transaction between the Company and us (it being understood that such Representatives and Advisors shall be informed by us of the confidential nature of such information and shall be directed by us to treat such information confidentially and we shall be responsible for any unauthorized disclosure or use of the Evaluation Material by them in a manner not contemplated by this Agreement) and (ii) any disclosure of such information may be made to which the Company consents in writing in advance. In addition, without prior written consent of the Company, we will not, and will direct such Representatives and Advisors not to, disclose to any other person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and us or any of the terms, conditions or facts with respect to any such possible transaction, including the status thereof.

     We understand that, although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purposes of our investigation, neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. We agree that neither the Company nor its representatives or advisors shall have any liability to us, our Representatives or Advisors resulting from the use of the Evaluation Material.

     We agree to advise our Representatives and Advisors who receive the Evaluation Materials of the restrictions imposed by United States federal and applicable state securities laws on the purchase or sale of securities by any person who has received material non-public information about the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

     Without limiting the other provisions of this Agreement, we agree that for a period of eighteen (18) months from the Evaluation Termination Date (as defined below) neither we nor our Representatives or Advisors will, directly or indirectly, in any manner: (a) acquire, agree to acquire, or make any proposal to acquire (by purchase or otherwise), any securities (or direct or indirect rights to acquire any securities), indebtedness, assets, property or contract rights, of, against or respecting the Company; (b) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any securities of the Company; (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction with the Company or any of its securities, assets, indebtedness or contract rights; (d) form, join in or participate in any way in a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; (e) assist, advise or encourage any other persons in connection with any of the foregoing actions; or (f) request the Company to amend or waive any provision of this paragraph.

     We agree that unless and until a definitive agreement between the Company and us with respect to a possible transaction has been executed and delivered, neither the Company nor we will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter or any written or oral expression with respect to such a transaction by the Company or any of its representatives or advisors except, in the case of this letter, for the matters specifically agreed to herein. The undertaking set forth in this paragraph may be modified or waived only by a separate written agreement executed by the Company and us expressly modifying or waiving such undertaking.

     Unless we execute a definitive agreement regarding a transaction with the Company, we agree not to (a) initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of the Company regarding its business, operations, prospects or finances, except with the express prior written permission of the Company subsequent to the date of this Agreement, or (b) solicit or hire any officer or employee of the Company, or any senior technical employee of the Company who became known to us in the course of our evaluation of the Company, for two years following the Evaluation Termination Date; provided it is understood that we can, if we so select, and after the expiration of two years following the Evaluation Termination Date, hire any such officer or employee who, on his or her own volition, initiates contact with us regarding possible employment. It is understood that the Investment Banker will arrange for appropriate contacts for due diligence purposes. Unless otherwise agreed in writing beforehand by the Company, all (i) communications regarding this possible transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to the Investment Banker.

     This Agreement shall be governed by the internal laws and not the law of conflicts of the Commonwealth of Pennsylvania. For any action related to the judicial enforcement or interpretation of this Agreement, we expressly submit to the nonexclusive jurisdiction of the state courts located in the Commonwealth of Pennsylvania or the federal court located in Philadelphia, Pennsylvania, at the election of the Company, which election may be made from time to time. We further irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to us at our address for notice, such service to be effective six (6) days after such mailing. Nothing herein shall affect the right to serve process in any other manner permitted by law or the right of the Company to bring legal action or proceedings in any other jurisdiction.

     The Company shall be entitled to equitable relief including an injunction and to such other remedies as may be available under applicable law if we, our Representatives or Advisors breach this Agreement.

     Upon the earlier to occur of (i) six months from the date hereof unless extended in writing by the Company, or (ii) our determination that we are no longer actively considering a potential transaction involving the Company ("Evaluation Termination Date"), we will return and cause our Representatives and Advisors to return all Evaluation Materials together with all copies thereof.

                              Sincerely,

                              [Name of Buyer]


                              By:  /s/ Russell E. Painton

                              Title:    Vice President

ACKNOWLEDGED AND AGREED:
AEL Industries, Inc.



By:  /s/ George King

Title:    Executive Vice President

                                   EXHIBIT E

                                October 4, 1995


Tracor, Inc.
6500 Tracor Lane
Austin, Texas 78725-2000
Attention:  Russell E. Painton, Esquire

     Re: Agreement and Plan of Reorganization By and Among AEL Industries, Inc., Tracor, Inc. and Tracor AEL, Inc. dated October 2, 1995 ("Agreement")

Gentlemen:

     Intending to be legally bound hereby, pursuant to Section 4.1(j) of the Agreement, I agree with Buyer that I shall vote all shares of AEL Common Stock with respect to which I have voting power in favor of a Qualifying Business Combination (as defined in that certain agreement, dated February 28, 1995, between AEL Industries, Inc. and Dr. Leon Riebman and Claire E. Riebman, and hereinafter called the "Allocation Agreement") contained within a Proposal recommended by the Long Range Planning Committee and for which the Voting Trustees (under a Voting Trust Agreement dated February
28, 1995) have voted the shares of AEL Common Stock held by them.

     Unless otherwise noted, all terms capitalized herein shall have the same meaning as set forth in the Agreement or the Allocation Agreement.



                              ________________________
                              Leeam Lowin

Accepted and Agreed:

TRACOR, INC.


By:___________________________________
Name:
Title: